UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CHEMTURA CORPORATION

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Notice of 2013 Annual Meeting and Proxy Statement

1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103

April 4, 2013

Dear Shareholders,

I am pleased to invite you to attend Chemtura Corporation’s 2013 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, May 9, 2013 at 8:30 AM, EDT, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103.

At the Annual Meeting, shareholders will vote on the matters set forth in the accompanying notice of Annual Meeting and proxy statement. In addition, we will discuss our 2012 performance and answer your questions.

This year you are asked to elect our nine directors, to adopt an advisory resolution to approve executive compensation, to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013 and to approve an amendment to our certificate of incorporation to implement a majority vote standard in uncontested elections of directors. Each of these matters is described in the formal meeting notice and proxy statement on the following pages.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

Very Truly Yours,

/s/ CRAIG ROGERSON

Craig A. Rogerson

Chairman of the Board, President and Chief
Executive Officer

Your vote is important.

Please vote by internet, telephone or mail as soon as possible.

[Intentionally Left Blank]

Notice of Annual Meeting of Shareholders

1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103

April 4, 2013

The Chemtura Corporation 2013 Annual Meeting of Shareholders will be held on Thursday, May 9, 2013 at 8:30 AM, Eastern Daylight Time, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103. Registration will begin at 8:00 AM.

The items of business are:

▪	election of nine directors;

▪	an advisory resolution to approve executive compensation;

▪	an amendment to our certificate of incorporation to implement a majority vote standard in uncontested elections of directors;

▪	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

▪	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Holders of our common stock of record at the close of business on March 14, 2013 are entitled to vote at the Annual Meeting.

Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the Annual Meeting. You may vote by internet, telephone or mail. Please see Frequently Asked Questions beginning on page 1 of the proxy statement for more information on how to vote your shares.

By Order of the Board of Directors,

/s/ BILLIE FLAHERTY

Billie S. Flaherty

Senior Vice President,
General Counsel and Secretary

Table of Contents to the Proxy Statement

Frequently Asked Questions	1

General Information	3

Election of Directors	(Item No. 1)........ 3

Corporate Governance and Ethics	9
Board Responsibilities, Composition and Independence	9
Board Leadership Structure	10
Oversight of Risk Management	11
Committees of the Board of Directors	12
Compensation Committee Interlocks and Insider Participation	13
Communications with the Board	13
Certain Legal Proceedings	14
Director Compensation	14
Non-employee Director Stock Ownership Guidelines	16
Related Person Transactions	16

Compensation Committee Report	17

Compensation Discussion & Analysis	17
Executive Summary	18
Role of the Compensation Committee	21
How We Use Compensation Consultants	21
Pay Levels and Benchmarking	22
Components of Compensation	23
Emphasis on Performance-Based and Long-Term Compensation	24
Base Salary	24
Annual Performance-Based Cash Incentive Compensation	25
Long Term Incentive Compensation	27
Other Compensation Elements	29
Advisory Vote on Executive Compensation	30
Tax and Accounting Considerations	30

Executive Compensation Information	31
Summary Compensation Table	31
2012 Grants of Plan-Based Awards	32
Outstanding Equity Awards at 2012 Fiscal Year-End	33
Option Exercises and Stock Vested	35
Pension Benefits	35
2012 Nonqualified Deferred Compensation	35
Employment Agreements	36
Potential Payments upon Termination or Change in Control	37
Executive and Key Employee Severance Plan	39

Stock Ownership Information	40

Audit Committee	42

Advisory Resolution to Approve Executive Compensation	(Item No. 2) ........ 44

Amendment to the Certificate of Incorporation to Implement a Majority Vote Standard in Uncontested Elections of Directors	(Item No. 3) ........ 45

Ratification of Selection of Independent Registered Public Accounting Firm	(Item No. 4) ........ 46

Other Matters	47

Appendices
Appendix A – Consolidated EBITDA	A-1
Appendix B – Consolidated Operating Income	B-1
Appendix C – Proposed Amendment to the Amended and Restated Certificate of Incorporation	C-1

Frequently Asked Questions

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

▪	FOR election of each of the nine director nominees (Item No. 1);

▪	FOR approval of the advisory resolution on executive compensation (Item No. 2);

▪	FOR adoption of an amendment to the certificate of incorporation to implement majority voting in uncontested director elections (Item No. 3); and

▪	FOR ratification of the appointment of KPMG LLP for 2013 (Item No. 4).

Why is it so important that I vote my shares?

We value the input of our shareholders. Regardless of the number of shares you hold and whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How may I vote my shares?

▪	Beneficial Shareholders. If you own shares through a broker, bank or other record holder you are considered the beneficial owner of shares held in "street name." You must instruct the record holder how to vote your shares. Please refer to the materials forwarded by your record holder.

▪	Registered Shareholders. If you own shares registered in your name, you may vote by proxy before the Annual Meeting

▪	by internet at www.proxyvote.com,

▪	by calling 1-800-690-6903 or

▪	by signing and returning a proxy card.

Proxies submitted via the internet or by telephone must be received by 11:59 PM, EDT, on May 8, 2013.

May I change or revoke my vote?

▪	Beneficial Shareholders. Beneficial shareholders should contact their broker, bank or other record holder for instructions.

▪	Registered Shareholders. Registered shareholders may change a proxy at any time before its exercise by delivering written notice of revocation to the Corporate Secretary, by delivering another proxy dated later than the original proxy, or by attending the Annual Meeting and voting by ballot.

What vote is required to approve each proposal?

▪	Election of Directors (Item No. 1): The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. Shares not voted for the election of nominees will not affect the outcome of the election of directors. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as is designated by the Board to replace any such nominee. (The Board does not anticipate this will occur.) Note that if the majority standard for election of directors being considered as Item No. 3 is adopted it will become effective for future uncontested elections of directors beginning with the 2014 Annual Meeting.

▪	Advisory Resolution to Approve Executive Compensation (Item No. 2) and Ratification of Selection of Independent Auditor (Items No. 4): Shareholders may vote “For” or “Against” each of these proposals, or may abstain from voting. Our By-Laws require the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting for the approval of Item Nos. 2 and 4. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Item Nos. 2 and 4.

▪	Amendment to the Certificate of Incorporation to Implement Majority Voting in Uncontested Elections of Directors (Item No. 3): Shareholders may vote “For” or “Against” this proposal, or may abstain from voting. The affirmative vote of a 66 2/3% of shares outstanding is required for the approval of Item No. 3. An abstention will have the same effect as a vote “Against” Item No. 3.

What are broker non-votes and what effect will they have on each item considered?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (NYSE) rules allow that firm to vote your shares only on routine matters. Item No. 4, the ratification of the appointment of our independent auditor for 2013, is the only routine matter. For all matters other than Item No. 4, you must submit your voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Broker non-votes will have no effect on Item Nos. 1 and 2, and will be equivalent to a vote “Against” Item No. 3.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given the shares will be voted according to the recommendations of the Board of Directors.

Who is entitled to vote at the 2013 Annual Meeting?

Holders of Chemtura stock at the close of business on March 14, 2013 are entitled to receive notice of and to vote their shares at the Annual Meeting. On that date, there were 98,287,042 shares of common stock outstanding and eligible to vote. There were approximately 5,080 registered shareholders and approximately 25,400 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 AM and 5:00 PM, EDT, at the Office of the Corporate Secretary, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

Chemtura Corporation	2013 Proxy Statement | 1

Each share of Chemtura stock entitles the holder to one vote on each proposal.

How many votes must be present in order to hold the Annual Meeting?

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Chemtura stock present in person or by duly authorized proxy (including any abstentions and broker non- votes) will be counted for the purpose of establishing a quorum at the meeting.

Are there any other items of business that will be addressed at the Annual Meeting?

The Board is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the Annual Meeting in person?

Attendance and voting at the Annual Meeting is limited to shareholders of record at the close of business on March 14, 2013.

▪	Beneficial Shareholders. If you are a beneficial shareholder, when you arrive at the Annual Meeting, please register at the table for beneficial shareholders. To be admitted to the Annual Meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Chemtura stock as of March 14, 2013 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

▪	Registered Shareholders. If you are a registered shareholder, when you arrive at the Annual Meeting please register at the table for registered shareholders and provide a business card and a valid photo identification.

Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the Annual Meeting other than those operated by Chemtura or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.

How can I vote shares acquired through the Chemtura Employee Stock Purchase Plan?

If you participate in the Chemtura Corporation Employee Stock Purchase Plan (the "ESPP") and had shares of our common stock associated with your account on the March 14, 2013 record date, the shares are held in "street name" by Fidelity and you have full rights as a beneficial shareholder with respect to those shares. Please refer to the response applicable to "Beneficial Shareholders" above relating to voting and attendance at the Annual Meeting, and to the associated instructions provided by Fidelity.

How may I obtain a copy of Chemtura’s Annual Report on Form 10-K and other financial information?

Chemtura’s 2012 Annual Report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, Proxy Statement and 2012 Annual Report are also available on the Investors section of our website at www.chemtura.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling 203-573-2153, writing to Daniel Murray, Investor Relations, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, or emailing a request to investors@chemtura.com.

May I receive my proxy materials electronically in the future?

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered shareholders can elect to receive these communications electronically. For additional information and to elect this option, please access the website www.computershare.com/investor. Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial shareholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions. Upon request, we will deliver separate copies to a shareholder at a shared address to which a single copy was delivered. Registered shareholders who wish to change future delivery instructions should contact our Transfer Agent: Computershare Shareowner Services LLC., P.O. Box 43006, Providence, RI 02940-3006, www.computershare.com/ investor.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, a proxy solicitation firm, to aid in the solicitation of proxies, for a base fee of $8,500, plus additional expenses of approximately $7,000. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the Annual Meeting or, if final results are not available at that time, within four business days after they become available.

2 | Chemtura Corporation	2013 Proxy Statement

General Information

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of Chemtura Corporation for use at the 2013 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We will begin distributing this proxy statement, a form of proxy and the 2012 Annual Report on or about April 4, 2013.

Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. Please see How does the Board of Directors recommend that I vote? in Frequently Asked Questions above for additional information.

Our corporate headquarters is located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103. Our principal executive offices are located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103 and at 199 Benson Road, Middlebury, CT 06749.

Election of Directors	(Item No. 1)

At the 2013 Annual Meeting, nine directors are to be elected for a one-year term. Each of the nominees currently serves as a Chemtura director. The nominees for director receiving a plurality of the votes cast at the 2013 Annual Meeting will be elected directors. Each nominee elected as a director will continue in office until the 2014 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

The Nominating & Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the Committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. While the Committee does not have a specific written policy on the diversity of the Board, the Committee seeks nominees with a broad diversity of experience, professionalism, skills and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our corporate governance principles also require that all director candidates, whether recommended by a shareholder or otherwise, possess the following qualifications:

▪	unquestionable personal and professional ethics and integrity;

▪	policy-making experience in business, education, technology or government;

▪	expertise that is useful to Chemtura and complementary to other Board members;

▪	a willingness to serve on the Board for a period of at least several years and to devote the time required to meet the responsibilities and perform the duties of a director, including attendance at all Board and applicable committee meetings;

▪	a commitment to represent the best interests of all shareholders and to objectively appraise the performance of Chemtura and of management; and

▪	involvement only in activities that do not create a conflict with the director’s responsibilities to Chemtura and its shareholders.

The Committee may retain a third-party search firm to assist the Committee and the Board in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Committee reviews and discusses. The Committee, other members of the Board and the Chairman and Chief Executive Officer, will interview potential Board candidates. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE, it will recommend the nomination or appointment of the candidate to the Board.

Chemtura Corporation	2013 Proxy Statement | 3

The Committee will consider qualified candidates recommended by shareholders for Board membership in accordance with the procedures established in our By-Laws. For additional information on shareholder nominations of directors, see Other Matters — Nominations for Individuals to Serve as Director on page 47.

The current composition of our Board of Directors was significantly influenced by Chemtura’s Chapter 11 reorganization during 2010. On March 18, 2009, Chemtura and many of our U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”). On November 10, 2010, we emerged from Chapter 11 a stronger, leaner and better capitalized company. Pursuant to our plan of reorganization, we made various changes to our Board. The new and carry-over members of our Board other than Mr. Rogerson (our Chairman, President and Chief Executive Officer) were chosen by a Board selection committee established by us and by committees of unsecured creditors and bondholders, and advised by an independent search firm. Following our emergence, Ms. Anna C. Catalano was appointed to the Board to replace a retiring director. Mr. Robert A. Dover was also appointed, bringing our Board to nine members. Both Ms. Catalano and Mr. Dover were recommended by the Nominating & Governance Committee with the advice of an independent search firm.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Chemtura director and their age at March 31, 2013.

Jeffrey D. Benjamin

Age 51

Director since 2010

Senior Advisor to Cyrus Capital Partners, L.P. Jeffrey D. Benjamin has served as Senior Advisor to Cyrus Capital Partners, L.P., a registered investment adviser, since June 2008. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008 served as a Senior Advisor to Apollo Management. Mr. Benjamin currently serves as a director (since 2005) and as a member of the audit, compensation, and nominating & corporate governance committees of Exco Resources, Inc., a producer of natural gas and oil, and as a director (since 2008) of Caesars Entertainment Corporation, a provider of branded casino entertainment. He also serves as Chairman of the Board of Spectrum Group International, Inc. (where he has been a director since 2009), a precious metals trading and collectibles company. Within the last five years, Mr. Benjamin was a director of Virgin Media Inc. and Goodman Global Inc. (both publicly-held companies). Mr. Benjamin holds a Master of Science in Management from the Sloan School of Management at MIT, with a concentration in Finance, and has more than 25 years of investment banking and investment management experience.

Qualifications. Mr. Benjamin’s 25 years of investment banking and investment management experience provides valuable perspective to our Board on a broad range of corporate finance and capital markets matters and growth strategies.

4 | Chemtura Corporation	2013 Proxy Statement

Timothy J. Bernlohr

Age 54

Director since 2010

Founder and Managing Member of TJB Management Consulting, LLC. Timothy J. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX® was sold to multiple buyers in 2004 and 2005. Prior to joining RBX® in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a director (since 2006) and as a member of the audit and nominating & governance committees of Atlas Air Worldwide Holdings, Inc., a provider of air cargo and outsourced aircraft operating solutions, and as a director (since 2011) and member of the compensation and nomination & governance committees of Rock Tenn Corporation, a manufacturer and marketer of corrugated packaging materials (both publicly-held companies). Mr. Bernlohr is also chairman of Champion Home Builders, Inc., chairman of The Manischewitz Company, and lead director of Contech Engineered Solutions (all privately-held companies). Within the last five years, Mr. Bernlohr was a director of WCI Steel, Inc., Smurfit Stone Container Corporation, Ambassadors International Inc., and Aventine Renewable Energy Holdings, Inc. (all publicly-held companies). Mr. Bernlohr is a graduate of Pennsylvania State University.

Qualifications. Mr. Bernlohr’s operating experience as a chief executive officer provides our Board with valuable perspective into operations and finance and his service as a director for other public company boards and committees provides our Board with important insights into matters relating to corporate governance, compensation and strategic initiatives

Anna C. Catalano

Age 53

Director since 2011

Former Group Vice President, Marketing, BP plc. (“BP”). Anna C. Catalano was Group Vice President, Marketing for BP from 2000 through 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP, Senior Vice President, Sales and Operations at Amoco and President of Amoco Orient Oil Company. In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a leader on the mentoring and advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business.” Ms. Catalano currently serves as a director and as a member of the corporate governance and compensation committees of Mead Johnson Nutrition Company (since 2010), a global leader in pediatric nutrition, as a director and as a member of the risk management and corporate governance and nominating committees of Willis Group Holdings PLC (since 2006), a provider of insurance brokerage, reinsurance and risk management consulting services and as a director and member of the compensation committee of Kraton Performance Polymers, a global leader of specialty polymers (all publicly-held companies). Ms. Catalano also serves on the board of the Houston Chapter of the Alzheimer’s Association, and as an advisory board member of the Kellogg Innovation Network of Northwestern University. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

Qualifications. Ms. Catalano brings to the Board significant experience in international business operations with a focus in marketing.

Chemtura Corporation	2013 Proxy Statement | 5

Alan S. Cooper

Age 54

Director since 2010

Founder and Managing Partner of Jet Capital Investors, L.P. (“Jet Capital”). Alan S. Cooper is a founder and Managing Partner of Jet Capital, a private investment firm specializing in risk arbitrage, capital structure arbitrage and other event-driven investing. Jet Capital was founded in 2002. From 2000 through 2002, Mr. Cooper was a Principal of Redwood Capital Management, a hedge fund, where he was responsible for portfolio management, research and trading for risk arbitrage investing. Mr. Cooper was also responsible for marketing, investor relations and back office operations. From 1992 through 2000, Mr. Cooper was General Counsel and beginning in 1994 Vice President of Dickstein Partners, Inc., a hedge fund, responsible for risk arbitrage analysis, investor relations, compliance and back office operations. Mr. Cooper was an attorney at the law firm of Rosenman & Colin (1983-1991) where he specialized in corporate and securities law, including public and private offerings and mergers and acquisitions. He previously served as a director, as chairman of the governance committee and as a member of the compensation committee of Dade Behring Holdings Inc. and as a director of Younkers Stores, Hills Department Stores Inc., Banyan Strategic Land Fund II and Specialty Catalogue, Inc. Mr. Cooper serves as a Trustee of the Washington Institute for Near East Policy. Mr. Cooper is a graduate of the University of Pennsylvania Wharton School of Business and the University of Pennsylvania Law School.

Qualifications. Mr. Cooper’s investment experience as well as his experience and analytical skills as a corporate and securities lawyer provide our Board with a valuable perspective into business strategies, corporate governance matters, strategic mergers and acquisitions and risk management oversight.

James W. Crownover

Age 69

Director since 2005

Former Director of McKinsey & Company. James W. Crownover retired in 1998 as a director of McKinsey & Company, a global management consulting firm. During his 30 year career with McKinsey, Mr. Crownover served as director, as head of its southwest practice and as co-head of its worldwide energy practice working with clients in Asia, Europe, Latin America and the U.S. His practice focused on business strategy, operations and organizational structure. Mr. Crownover has served on the board of Republic Services, Inc., a leading provider of solid waste collection, transfer, recycling and disposal services, since 2008 and currently is Chairman of the Board. He previously served as a director, as a member of the audit committee and as chairman of the governance committee of Allied Waste Industries, which merged into Republic Services, and as chairman of the audit and pension committees of Unocal Corporation, an energy exploration and production company. Mr. Crownover also serves as a director, as chairman of the compensation committee, and as a member of the nominating and corporate governance committee of FTI Consulting, Inc. (since 2006), a global business advisory firm. He serves as a director, as chairman of the governance committee, and as a member of the compensation committee of Weingarten Realty Investors (since 2001), an owner, manager and operator of commercial real estate. Mr. Crownover served as a director of Great Lakes (prior to the merger of Great Lakes and Chemtura) from 2002 to 2005, including as presiding director. Mr. Crownover also serves as Chairman of the board of trustees of Rice University and as a director of the Houston Grand Opera. In 1966, Mr. Crownover received his BS cum laude in chemical engineering from Rice University. He also received an MBA in 1968 from Stanford Business School.

Qualifications. Mr. Crownover’s experience over a 30 year career with McKinsey & Company brings to our Board significant expertise in domestic and international operations and business strategy.

6 | Chemtura Corporation	2013 Proxy Statement

Robert A. Dover

Age 67

Director since 2011

Former Chairman and CEO of Jaguar Land Rover and Vice-President of Ford Motor Company. Mr. Dover joined the automotive industry in 1968 and, over his extensive career, has held senior positions with British Leyland, Land Rover, Jaguar Cars and Massey Ferguson, culminating with his service from 2000 to 2004 as Chairman and CEO of Jaguar Land Rover Limited (currently a unit of Tata Motors). While in these roles, Mr. Dover was responsible for the Jaguar XK8 sports car program and oversaw the Land Rover Discovery project. Since 2004, Mr. Dover has been engaged as an independent consultant to UK and international businesses and involved in a number of not-for-profit initiatives and board assignments. He currently serves as chairman and a director of Autoscan Ltd., a privately held UK-based third party consultant business, and SinterCast, a Sweden-based corporation which provides on-line process control technology to the cast iron/foundry industry (both publicly-held companies). From 2009 to January 2012, he also served as a director and on the compensation & benefits committee of Hayes Lemmerz International, a manufacturer of automotive and commercial highway products. Mr. Dover is a director of the Jaguar Daimler Heritage Trust, Chairman of the British Motor Industry Heritage Trust. He holds a degree in mechanical engineering from the University of Manchester and acts as Visiting Professor of Engineering at Coventry University and Industrial Professor of Manufacturing at Warwick University.

Qualifications. Mr. Dover’s background in engineering and product development within capital intensive ventures provides our Board with important insights into production and manufacturing strategies applicable to our businesses, and his extensive experience as a leader of global enterprises is of substantial value in addressing issues we confront as an international firm.

Jonathan F. Foster

Age 52

Director since 2010

Managing Director of Current Capital LLC. Jonathan F. Foster is a Managing Director of Current Capital LLC., a private equity and portfolio company management firm focused primarily on lower middle market industrial and business services companies. Mr. Foster currently serves as a director, as chairman of the audit committee and as a member of the finance committee of Masonite Inc. and as a director and as a member of the audit and nominating & governance committees of Lear Corporation. He is also a trustee of the New York Power Authority, the largest state-owned power organization in the U.S. From 2007 to 2008, Mr. Foster was Managing Director and Co-Head of Diversified Industrials & Services at Wachovia Securities. From 2005 through 2007, he was Executive Vice President of Finance and Business Development at Revolution Living, one of three business groups in the Revolution family of companies founded by Steve Case, co-founder of AOL. Previously, from 2002 through 2004, Mr. Foster served as a Managing Director of The Cypress Group, a private equity investment firm, where he led the industrial and services group. Mr. Foster also served as Senior Managing Director at Bear Stearns & Co. from 2001 through 2002 where he was responsible for mergers and acquisitions in industrial products and services. During 2000, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com. Previously, from 1988 through 1999, Mr. Foster was at Lazard LLC, ultimately as a Managing Director, where he worked on a wide range of mainly industrial and services mergers and acquisitions transactions.

Qualifications. Mr. Foster’s experience in private equity, investment banking and mergers and acquisitions provides our Board with valuable guidance with respect to a broad range of strategic, operational and growth strategies.

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Craig A. Rogerson

Age 56

Director since 2008

Chairman, President and Chief Executive Officer, Chemtura Corporation. Craig A. Rogerson has served as Chemtura’s Chairman, President and Chief Executive Officer since December 2008. Mr. Rogerson had previously served as President, CEO and director of Hercules, Incorporated until its acquisition by Ashland, Incorporated on November 13, 2008. Mr. Rogerson joined Hercules in 1979 in the firm’s Water Management Chemicals Division. In April 1997 he left Hercules to join Wacker Silicones Corporation where he served as President and CEO. In May 2000 Mr. Rogerson rejoined Hercules as vice president business operations of their BetzDearborn Division eventually being named vice president and general manager of that division in August, 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company including president of the FiberVisions and Pinova Divisions, vice president-global procurement and COO. Mr. Rogerson serves on the boards of directors of PPL Corporation, the Society of Chemical Industry and the American Chemistry Council. He also serves on the Advisory Board of Michigan State University's Chemical Engineering and Material Science school. Mr. Rogerson previously served on the boards of First State Innovation and the Delaware Business Roundtable.

Qualifications. Mr. Rogerson’s prior service as President and Chief Executive Officer of a specialty chemicals company and his day-to-day leadership as Chief Executive Officer of Chemtura, provide him with intimate knowledge of our operations and provide the Board with unique insights into our opportunities and challenges.

John K. Wulff

Age 64

Director since 2010

Retired Chairman of Hercules Inc. John K. Wulff is the former Chairman of Hercules Inc., a manufacturer of specialty chemical products, a position he held from July 2003 until Ashland, Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from 2001 to 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation (“Union Carbide”) from 1995 to 2001. During his 14 years at Union Carbide, a manufacturer of chemicals and polymers, he also served as Vice President and Principal Accounting Officer from 1989 to 1995, and as Controller from 1987 to 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as a director (since 2004), as chairman of the governance & compensation committee, and as a member of the audit and MIS committees of Moody’s Corporation. He is also a director (since 2006) and member of the audit and nominating & corporate governance committees of Celanese Corporation, a global manufacturer of industrial chemicals. Mr. Wulff previously served as a director of Sunoco, Inc. from 2004 to 2012 and of Fannie Mae from December 2004 until September 2008.

Qualifications. Mr. Wulff’s leadership and experience in the chemical industry, combined with finance and accounting expertise from serving in executive accounting and finance positions, provides the Board with broad chemical industry experience and finance and accounting expertise.

The Board of Directors unanimously recommends a vote for each of the above nominees for election as director.

8 | Chemtura Corporation	2013 Proxy Statement

Corporate Governance and Ethics

Chemtura is firmly committed to the values of good corporate governance and high ethical standards. The Board believes that these values are critically important in achieving business success and fulfilling the Board’s responsibilities to our stakeholders. We reevaluate our policies on an ongoing basis to ensure they reflect these values and effectively meet our Company’s needs. Listed below are some of the significant corporate governance and ethics practices and policies we have adopted.

▪	Code of Business Conduct. We have adopted a written code of ethics, or “code of business conduct,” applicable to all our directors, officers and employees. We intend to disclose any waivers of, or amendments to, the code of business conduct on our website.

▪	Lead Director. Our By-Laws establish the role of an independent lead director who is elected by the independent directors.

▪	Executive Sessions. Our board meets regularly in executive sessions without the presence of management, including our Chairman.

▪	Majority voting for Directors. Subject to approval by shareholders at this Annual Meeting, we will implement a majority vote standard in uncontested elections of directors effective at the 2014 Annual Meeting.

▪	Related Person Transactions Policy. Our Audit Committee is responsible for approving or ratifying significant transactions involving our Company and related persons and determining that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated party under similar circumstances.

▪	Encouraging Communications with the Board. The Board has established a process whereby shareholders or other interested parties may communicate with the Board on concerns related to accounting, internal controls, auditing matters, corporate governance, safety, health or environmental issues or any other significant legal or ethical issues at Chemtura.

Additional information is provided below regarding these and certain other key corporate governance and ethics policies that we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our shareholders. The code of business conduct, our related persons transactions policy, the charters of each of our Board committees and our corporate governance principles may be viewed on our website at www.chemtura.com. Note that information on our website does not constitute part of this proxy statement. You may also obtain a copy of any of these documents without charge by writing to: Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, Attention: Corporate Secretary.

Board Responsibilities, Composition and Independence

Our business and affairs are managed under the direction of the Board of Directors. Our Board has nine members. It is the intent of our Board that a substantial majority of its members should meet the director independence requirements of the NYSE listing standards. The Board has affirmatively determined that all current directors (other than Mr. Rogerson) are independent based on the following standards:

▪	no entity (other than a charitable entity) of which a director is an employee in any position or any immediate family member is an executive officer, made payments to, or received payments from, Chemtura and its subsidiaries in any of the 2012, 2011, or 2010 fiscal years in excess of the greater of $1,000,000 or two percent of that entity’s annual consolidated gross revenues;

▪	no director, or any immediate family member employed as an executive officer of Chemtura or its subsidiaries, received in any twelve-month period within the last three years more than $120,000 per year in direct compensation from Chemtura or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service;

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▪	Chemtura did not employ a director in any position, or any immediate family member as an executive officer, during the past three years;

▪	no director is a current partner or employee of a firm that is Chemtura’s internal or external auditor (the “Auditor”); no immediate family member of a director is a current partner of the Auditor or an employee of the Auditor who personally worked on our audit; and no director or immediate family member of a director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time;

▪	no director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Chemtura served on the compensation committee of such company; and

▪	no other material relationship exists between any director and Chemtura or our subsidiaries.

The Board held 18 meetings and its committees held 29 meetings during 2012. All incumbent directors attended at least 75% of the total number of meetings held by the Board and by the committees on which they served. It is our policy that all directors are expected to attend our annual meeting of shareholders. Our 2012 Annual Meeting was held on May 10, 2012 and was attended by all then current directors. It is the Board’s policy that directors retire at the age of 72.

Board Leadership Structure

General. The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Rogerson, our President and Chief Executive Officer, to serve as Chairman of the Board. The Board has selected a lead director, currently, Mr. Bernlohr, to provide independent leadership. Our lead director is elected by a majority of the independent directors upon a recommendation from the Nominating & Governance Committee. Our lead director presides over executive sessions of the non-employee directors following every Board meeting and advises the Chairman, in consultation with the other independent directors, as to Board schedules and agendas. Executive sessions are not attended by management. The Board has also determined that our lead director will be available to consult with shareholders and call meetings of the independent directors when appropriate.

The independent directors believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside Chemtura while the Chief Executive Officer brings industry and Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer provides the appropriate balance between strategy development and execution and independent oversight of management by the Board, promotes unified leadership and direction for the Board and management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plan.

Lead Director. Mr. Bernlohr, who serves as a member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee, was selected by the Board and has served as lead director since November 10, 2010. The lead director’s responsibilities include:

▪	presiding at executive sessions of the Board;

▪	consulting with the Chairman and other members of management on Board and committee agendas;

▪	advising the Chairman with respect to consultants who may report directly to the Board; and

▪	serving as liaison between the independent directors and management.

Executive Sessions. Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at regularly scheduled in-person Board meetings, meetings of the committees of the Board and telephonic meetings, as appropriate.

Board and Committee Evaluations. Under our corporate governance principles and committee charters, the Board and the committees of the Board evaluate and discuss their respective performance and effectiveness on an annual basis. These evaluations cover a wide range of topics including the fulfillment of the Board and committee responsibilities identified in our corporate governance principles and committee charters.

10 | Chemtura Corporation	2013 Proxy Statement

Oversight of Risk Management

General. We are exposed to a number of risks including, among others, financial, strategic and operational risks and risks relating to regulatory and legal matters. The Board has an active role, as a whole and also at the committee level, in overseeing our risk management process and in assessing the most significant risks facing Chemtura. Specific Board committees are responsible for overseeing specific types of risks. The chairs of each of our Board committees report to the Board on what transpired at any committee meetings.

Under our policies, the leaders of each of our businesses and functions are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within our range of risk tolerance. In the course of reviewing business plans and projects, management regularly identifies and reviews the attendant risks with the Board and the steps that have or will be taken to address them. Management periodically reports to the Board on its risk assessment and status of its action plans identified to mitigate risk. These reviews occur periodically at regularly scheduled and special meetings of the Board. As described in the table below, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their respective function.

Board/ Committee	Primary Areas of Risk Oversight

Full Board	Risk management process and structure, strategic risks associated with business plans, and other significant risks such as major litigation, business development risks, succession planning and Chemtura’s overall policies and practices for enterprise risk management.

Audit Committee	Major financial risk exposures; significant operational, compliance, reputational and strategic risks; risks related to the subject matters described in its charter, including risks relating to liquidity, credit, internal controls, disclosure, financial reporting, finance transactions, defined benefit and defined contribution pension plans, related-party transactions, and certain other legal and regulatory matters. The Audit Committee reviews reports from the Chemtura Resource Line, our anonymous hotline that employees can use to report suspected violations of our code of business conduct. It regularly meets in executive session with our Vice President-Internal Audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the Committee and the full Board should be aware. It reviews insurance programs and policies intended to mitigate risk.

Compensation Committee	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation.

Environmental, Health & Safety Committee	Risks relating to environmental, health, safety, security and regulatory matters.

Nominating & Governance Committee	Risks related to corporate governance, leadership structure, effectiveness of the Board and the committees for oversight of Chemtura, review of director candidates and director compensation, conflicts of interest and review of director independence.

Prior to May 10, 2012, Chemtura maintained a separate Finance & Pension Committee charged with specific oversight of risks associated with financial exposures related to debt maturities, foreign exchange, interest, liquidity and hedging programs; risks related to our pension plans and the actions being taken to mitigate or limit such risks. Effective on May 10, 2012, the Finance & Pension Committee was merged into the Audit Committee which assumed direct oversight of these risk areas.

We believe the division of risk management oversight responsibilities described above is an effective approach for addressing the risks facing Chemtura.

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Compensation and Risk. We believe our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value. In consultation with our compensation consultant, our compensation programs have been designed with key features and administered in a manner that discourages undue risk-taking by employees. These features include:

▪	limits on annual short-term incentive and long-term performance awards, thereby defining and capping potential payouts;

▪	the application of annual short-term incentive metrics that align employees against the balanced objectives of increasing earnings and improving cash flow through working capital management;

▪	use of three distinct long-term incentive vehicles – restricted stock units (“RSUs”), performance shares and stock options – that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

▪	the ability to clawback performance-based gains from executive officers and other program participants resulting from financial results for periods after January 1, 2013 which are subsequently restated due to material noncompliance with any financial reporting requirement; and

▪	Board and committee exclusive discretion to adjust payouts under both the annual short-term and long-term performance plans to better reflect the core operating performance of Chemtura and its businesses, but prohibit discretion for payouts under those plans above stated maximum awards.

As such, we believe that our compensation policies and programs for all of our employees do not create risks that are reasonably likely to have a material adverse effect on Chemtura.

Committees of the Board of Directors

The Board has established four standing committees to assist in the administration of its responsibilities: an Audit Committee, a Compensation Committee, an Environmental, Health & Safety Committee, and a Nominating & Governance Committee. (During the first part of 2012, the Board of Directors also had in place a Finance & Pension Committee which was merged into the Audit Committee on May 10, 2012.) The Board may establish other special or standing committees from time to time. Members of the committees serve at the discretion of the Board. Each of our four standing committees operates under a written charter adopted by the Board and annually reviews and assesses the adequacy of that charter. These charters were most recently reviewed and revised in May 2012. Each committee member is independent within the meaning of SEC regulations and under NYSE listing standards and otherwise qualifies under the applicable committee charters.

Director	Audit Committee	Compensation Committee	Environmental, Health & Safety Committee	Nominating & Governance Committee	Finance & Pension Committee (through May 10, 2012)
Jeffrey Benjamin	*		*	▲
Timothy Bernlohr •	*	*		*
Anna Catalano		*	*
Alan Cooper	*			*	▲
James Crownover		*	▲	*
Robert Dover	*		*		*
Jonathan Foster		▲		*	*
John Wulff	▲		*		*
Meetings Held during 2012	12	6	5	5	1

*	Committee Member	▲	Committee Chair	•	Lead Director

12 | Chemtura Corporation	2013 Proxy Statement

Audit Committee. Under its charter, the Audit Committee is responsible for, among other things, overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee meets periodically with management to review our risk assessment and risk management policies and material financial risk exposures, including insurance programs and policies intended to mitigate risk, and with the independent registered public accounting firm to review the scope of the annual audit; provides general oversight with respect to the adequacy and effectiveness of our internal administrative business process and information systems controls, and accounting principles employed in our financial reporting; and reviews our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC. The Audit Committee also selects the independent registered public accounting firm after discussion with the Board; evaluates the independent registered public accounting firm’s qualifications, independence and performance; approves all audit and permitted non-audit services provided by the independent registered public accounting firm; and reviews and approves the fees of the independent registered public accounting firm. The Audit Committee reviews earnings press releases, financial information and earnings guidance provided to rating agencies; establishes procedures for handling complaints about accounting and auditing matters and suspected violations of our code of business conduct; and periodically reviews our code of business conduct. With the merger of the Finance & Pension Committee into the Audit Committee in May 2012, the Audit Committee assumed additional responsibilities with respect to oversight of the finances and defined benefit and defined contribution pension plans of the Company.

All members of our Audit Committee meet the financial literacy requirements of the NYSE listing standards and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, the Board has determined that John K. Wulff, the chairman of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee. Under its charter, the Compensation Committee is responsible for, among other things, the administration of our executive officer compensation plans, including approval of the level of compensation for our executive officers and the review and approval of deferred compensation plans, long-term and short-term incentive programs, equity plans and equity ownership guidelines for our executive officers and directors. This committee reviews and approves the corporate goals and objectives relative to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those goals and sets the Chief Executive Officer’s compensation based on this evaluation. The Committee has responsibility for overseeing the Company’s organization and talent development program, reviewing succession planning strategies for key members of management, and advising the full Board on CEO succession planning. The Committee has sole authority to engage consultants on matters of executive compensation.

Environmental, Health & Safety Committee. Under its charter, the Environmental, Health & Safety Committee provides, among other things, guidance to and oversight of management with respect to safety, health, environmental, security and regulatory matters, including the review of our safety, health and environmental performance, policies, standards, procedures, management systems and strategic plans. This committee also recommends actions and policies that will enable us to achieve a high level of safety, health and environmental performance compared with our peers in the chemical industry.

Nominating & Governance Committee. Under its charter, the Nominating & Governance Committee is responsible for corporate governance and organizational matters, including advising the Board with respect to the organization, size and composition of the Board and its committees, identifying and recommending to the Board qualified candidates for election or appointment to the Board, reviewing and recommending changes to our corporate governance principles, evaluating Board performance, and reviewing our policies and programs that relate to corporate governance matters. Commencing in May 2012, the Nominating & Governance Committee assumed responsibility previously vested with the Compensation Committee for reviewing and determining Board compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2012 employed as an employee or officer of Chemtura or had any relationship with Chemtura requiring disclosure as a related-party transaction. In addition, no executive officer of Chemtura has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our Board or Compensation Committee during 2012.

Communications with the Board of Directors

The Board has established a process whereby shareholders and other interested parties can send communications to one or more directors. To contact directors, you may call one of the following numbers:

▪	1.800.729.1514 if calling from inside the United States or Canada;

▪	if calling from outside the U.S. or Canada, use the AT&T Direct Access Operator in the country you are calling from: http://www.business.att.com/bt/tollfree.jsp; or

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▪	if you do not have internet access and are calling from outside the U.S. or Canada, you may call 704-501-2359 and with operator assistance, reverse the telephone charge for the call.

You may also contact one or more Board members by writing to the following address: CCI, Attn: Chemtura Board of Directors, P.O. Box 561915, Charlotte, NC 28256. Communications may also be directed by email to ethics@chemtura.com, to the attention of one or more Board members. In accordance with instructions provided by our Audit Committee, your call, report, letter or email will be distributed as applicable to our Chief Executive Officer, General Counsel, Chief Financial Officer, and Associate General Counsel, Ethics and Compliance, who will review the correspondence before forwarding it directly to the Board members to whom you wish to communicate.

All such reports or correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, safety, health or environmental issues or any other significant legal or ethical issues at Chemtura. However, a report will be made to the Audit Committee of all call reports or correspondence to the Board of Directors, and all such reports and correspondence are available to all Board members and are preserved in accordance with our corporate records management and retention policy. This process is also described in the Investors – Corporate Governance and Ethics section of our website at www.chemtura.com.

Certain Legal Proceedings

As a result of our filing voluntary petitions under Chapter 11 of the Bankruptcy Code filed March 18, 2009, Craig Rogerson, Stephen Forsyth, Chet Cross, Billie Flaherty and Alan Swiech, our named executive officers, served as executive officers of a company that filed a petition under the federal bankruptcy laws within the last five years.

Director Compensation

Compensation Program. The annual compensation package for non-employee members of the Board is designed to attract and retain highly-qualified, independent professionals to represent our shareholders and to ensure alignment with their interests. The components of the director pay program for fiscal 2012 are as follows:

▪	Annual Cash Retainer. Each non-employee director receives an annual cash retainer of $82,000. The lead director receives an additional cash retainer of $30,000 per year and each member of the Audit Committee receives an additional $7,500 per year. In addition, the chairs of the Audit, Compensation, Nominating & Governance, and Environmental, Health & Safety Committees receive additional annual cash retainers of $18,000, $12,000, $8,000 and $8,000, respectively. Mr. Dover, who joined the Audit Committee on May 11, 2012, received a pro-rated retainer of $4,780.

▪	Annual Equity Grant. Each non-employee director receives an annual grant of common stock under the 2010 Long-Term Incentive Plan (the “LTIP”) valued at $90,000 based on the closing price of our common stock on the date of grant. Under this program, on March 1, 2012 each then current non-employee director received an annual grant of 5,852 shares based on the closing price of $15.38 per share on the date of grant.

Directors do not receive fees for attendance in person or by telephone at Board or committee meetings. Each director is reimbursed for costs incurred in connection with attendance at Board and committee meetings. Chemtura does not provide pension benefits for non-employee directors. Directors who are our employees do not receive additional compensation for Board participation.

For fiscal 2013, non-employee directors continue to receive annual cash retainers as described above, and on March 1, 2013, each non-employee director received an annual equity grant of 4,390 shares of common stock valued at $90,000 based on the closing price of $20.50 per share on the date of grant.

Directors Deferral Plan. Under the Amended and Restated Chemtura Corporation Non-Employee Directors Deferral Plan (the “Directors Deferral Plan”), approved by the Compensation Committee for grants in 2012 and subsequent years, non-employee directors may elect to defer both cash retainer fees and settlement of stock-based awards until separation from service, a specified distribution date, or the earlier or later of those two dates. Any unpaid amounts will be paid to a director upon certain events, including death, disability, or a change in control of Chemtura. All deferrals by non-employee directors under the Directors Deferral Plan and its predecessor plan or the LTIP are intended to comply with the requirements of Section 409A of the Internal Revenue Code.

14 | Chemtura Corporation	2013 Proxy Statement

For 2012, Messrs. Cooper and Wulff each elected to defer the delivery of their annual equity grant until separation from service and Mr. Foster elected to defer delivery of his annual equity grant until January 1, 2015. No non-employee director elected to defer cash fees in 2012. For 2013, Messrs. Cooper and Crownover elected to defer the delivery of their annual equity grants until separation from service and Mr. Foster elected to defer delivery of his annual equity grant until January 1, 2016.

One-Time Equity Grants of Restricted Stock Units. In order to create further alignment between our non-employee directors and our shareholders, following our emergence from Chapter 11, on February 25, 2011, each then serving non-employee director received a one-time grant of 12,639 restricted stock units (“RSUs”) under the LTIP. Ms. Catalano and Mr. Dover also received one-time grants of 12,639 RSUs and 7,469 RSUs, respectively, upon joining the Board. These RSUs vest 50% on the first anniversary of grant and 50% on the second anniversary of grant. Under a predecessor plan to the Directors Deferral Plan, Messrs. Cooper, Foster and Wulff each elected to defer the conversion of this RSU grant until separation from service, separation from service, and one year after separation from service, respectively.

2012 Director Compensation Table. The following table presents information regarding the compensation paid to non-employee directors for services rendered in 2012.

Director	Fees Earned or Paid in Cash ($)	Common Stock ($) (1)		Total ($)
Jeffrey Benjamin	97,500	90,000		187,500
Timothy Bernlohr	119,500	90,000		209,500
Anna Catalano	82,000	90,000		172,500
Alan Cooper	94,500	90,000	(2)	184,500
James Crownover	90,000	90,000		180,000
Robert Dover	86,780	90,000		176,780
Jonathan Foster	94,000	90,000	(2)	184,000
John Wulff	107,500	90,000	(2)	197,500

(1)	In accordance with SEC rules, we calculated the amounts shown in this column to reflect the aggregate grant date fair value in accordance with ASC 718. The number of shares of common stock held by each of our directors is shown under Stock Ownership Information—Security Ownership of Management on page 40.

(2)	Messrs. Cooper and Wulff elected to defer the delivery of their shares until separation from service and Mr. Foster elected to defer delivery of his shares until January 1, 2015.

Undelivered Common Stock and Unvested RSUs of Non-Employee Directors. The following table presents the number of shares of common stock for which delivery has been deferred and the number of unvested RSUs held by non-employee directors at December 31, 2012. No vested or unvested options were held by non-employee directors on that date.

Director	Common Stock with Deferred Delivery (#)	Common Stock Deferred Delivery Date (1)	Unvested RSUs (#)	RSU Vesting Schedule
Jeffrey Benjamin			6,319	2/25/13 (100%)
Timothy Bernlohr			6,319	2/25/13 (100%)
Anna Catalano			6,319	3/10/13 (100%)
Alan Cooper	17,786	Separation from Service	6,319	2/25/13 (100%)	(2)
James Crownover	363	Separation from Service	6,319	2/25/13 (100%)
Robert Dover			3,735	11/4/13 (100%)
Jonathan Foster	12,172	Separation from Service (6,320) and 1/1/15 (5,852)	6,319	2/25/13 (100%)	(2)
John Wulff	17,786	Separation from Service	6,319	2/25/13 (100%)	(2)

1)	Reflects deferral elections by indicated non-employee directors under the Long Term Incentive Plan, Directors Deferral Plan, or predecessor deferral plans. Includes vested portions of RSUs subject to deferral elections covering vested shares.

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(2)	Messrs. Cooper, Foster and Wulff have elected under the Directors Deferral Plan to defer delivery of the common shares receivable upon conversion of these RSUs until separation from service, separation from service, and one year after separation from service, respectively.

Non-employee Director Stock Ownership Guidelines

Under guidelines approved by the Compensation Committee, non-employee directors are subject to a stock ownership requirement of four times the base annual cash retainer for Board service. Directors have five years from adoption of the guidelines (December 2011) or the date they join the Board to achieve the ownership requirement. Currently, all non-employee directors own at least the guideline amount, or Chemtura expects such non-employee directors will obtain the requisite share ownership within the allotted time frame. If the annual cash retainer increases, directors will have five years from the time of the increase to acquire any additional shares needed to meet the guidelines.

Once achieved, ownership of the minimum requirement must be maintained for as long as the director is subject to the guidelines, though a failure to maintain the requisite ownership due to fluctuations in the value of Chemtura stock will not by itself violate the guidelines. In calculating a director’s ownership, restricted stock, deferred stock and positions for which beneficial ownership (as defined under Section 16 of the Securities Exchange Act of 1934) would be attributed will be included, but stock options and unvested/unearned performance shares will not count towards the minimum ownership requirement. The value of a director’s position is based on a rolling 13-month average of market prices. With limited exceptions, directors will generally be prohibited from selling shares if they would not meet the ownership requirement after sale.

Related-Person Transactions

The Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person,” as defined under our policy and applicable SEC regulations, includes our directors, executive officers, any nominee for director, a 5% beneficial owner of our common stock, and each of their immediate family members. Under the written policy, our Audit Committee is responsible for reviewing, approving or ratifying any related person transactions after considering all material facts and circumstances. The Audit Committee will approve or ratify a transaction only if it determines that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third party under similar circumstances. There were no related-person transactions in 2012.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) disclosure contained in this proxy statement. The Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee of the Board of Directors

Jonathan F. Foster, Chair
Timothy J. Bernlohr
Anna C. Catalano
James W. Crownover

The report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers (including our Chief Executive Officer, Chief Financial Officer and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth below.

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Executive Summary

This Compensation Discussion and Analysis ("CD&A") describes Chemtura's executive compensation program, outlines the core principles behind that program, and reviews actions taken by the Compensation Committee (the “Committee”) concerning the 2012 compensation of the executive officers named in the Summary Compensation Table on page 31.

The Committee's fundamental objectives are to provide the named executive officers with market-competitive compensation opportunities tied to measurable financial performance and strategic accomplishments and to align these performance criteria directly with shareholder interests. In furtherance of these objectives, it has set and annually reviews base salary for each named executive. Additionally, it has established a short-term cash incentive plan and a long-term equity incentive plan providing the executives with variable compensation opportunities based on key measures tying pay to performance.

The Committee believes that the Company's financial and strategic achievements during 2012, as well as its performance on the metrics underlying these short- and long- term plans, and on other measures, offer strong support for our executive compensation program as now constituted. We note that at the 2012 Annual Meeting shareholders overwhelmingly approved the design and oversight of our program with a 96.5% favorable vote.

Key financial results for 2012 included:

▪	Earnings from continuing operations were $1.35 per diluted share in 2012, an increase of $0.41 over 2011.

▪	Adjusted EBITDA improved year-on-year each quarter in 2012, growing by 9% to $367 million, with Adjusted EBITDA margins expanding from 13% to 14%.

▪	We repurchased 1.4 million shares of our common stock at an average price per share of $13.82 and a total cost of approximately $20 million.

Key strategic and operating achievements for 2012 included:

▪	Initiation of first-to-market commercial production of Great Lakes Solutions’ Emerald InnovationTM flame retardant, to meet growing demand for this technology.

▪	Implementation of a rigorous new-product and registration launch program and project-management process in Chemtura AgroSolutions.

▪	Agreement to acquire the India bromine manufacturing and distribution assets of Solaris ChemTech Industries for our Great Lakes Solutions business.

▪	Agreement to divest our Antioxidants business, strengthening the overall competitiveness of our portfolio.

▪	A joint development agreement with Caterpillar Inc. for novel applications of Chemtura's Duracast® hot-cast urethane pre-polymer technology for construction and mining equipment.

▪	Ground breaking and major progress on building a new multipurpose manufacturing plant in Nantong, China, to support the growth in customer demand in the Asia/Pacific region.

▪	Construction also began on a new European manufacturing capability for our Synton® 40 and Synton® 100 high-viscosity polyalphaolefin synthetic basestocks.

▪	Centralizing of many of our finance functions into regional shared service centers, standardizing our operating procedures, controls and processes, while improving the cost and scalability of this organization.

▪	Exercise of the accordion feature under our senior secured term loan facility agreement due 2016, adding an aggregate principal amount of $125 million to finance the pending Indian bromine acquisition.

Key Decisions. During 2012, the Committee made several key decisions and implemented policies to further align our executive compensation with our core principles and shareholder interests:

▪	the Committee added performance shares specifically measured against total shareholder return to the mix of executive compensation, in order to further align executive compensation to Chemtura’s relative long-term performance.

▪	the Committee adopted a clawback policy providing for repayment by executives of cash bonuses or other incentive-based compensation under certain circumstances involving a restatement of the Company's financial results. For a description of this policy, see Clawback Policy on page 29.

▪

the Committee eliminated tax gross ups for all named executive officers on life and umbrella liability insurance policies. As a result, the named executives now receive no tax gross ups other than with respect to relocation benefits.

Performance metrics reflected in our cash incentive program. The Company has established a management incentive plan (the “MIP”) incorporating several metrics. The following charts illustrate our performance with respect to the objective components of these metrics over a three-year period. More detailed information on each of these metrics is set out below under Annual Performance-Based Cash Incentive Compensation on page 25.

▪	Consolidated EBITDA is a non-GAAP measure of earnings which we feel is useful in evaluating our underlying performance and identifying operating trends. It constitutes the largest single component of our MIP incentive calculation. Consolidated EBITDA is normally the same as Adjusted EBITDA from continuing operations (a non-GAAP performance measure that Chemtura discloses in its financial reports) but in 2012 includes the Adjusted EBITDA of discontinued operations and excludes certain non-recurring professional fees. For additional information on the calculation and reconciliation of this metric see Appendix A —Consolidated EBITDA on page A-1.

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Consolidated Cash Conversion Cycle is a measure of working capital management and is included as a performance metric under the MIP to incentivize our executives to focus on improved cash flow performance. This metric incorporates three separate cash flow components: Days Sales Outstanding, Days Cost in Inventory and Days Payable Outstanding. For 2010 and 2011 the metrics applied in the MIP were the first two components only. Lower numbers reflect greater efficiency in managing receivable collections, inventory and payables.

.

Total Recordable Case Rate is a measure of our company-wide rate of recordable workplace injuries under standards defined by OSHA. Lower numbers reflect improved safety. Maintaining and enhancing a culture of safety is a key objective for Chemtura. This metric is incorporated in our MIP calculations to incentivize our executives, together with all other employees, to maintain a strong focus on meeting safety objectives. We believe Chemtura’s performance on this metric places us in the top quartile of comparable American Chemical Council reporting members for 2012.

Measures of total shareholder return. The Company has established a long term incentive plan (the “LTIP”) involving options, restricted stock units and performance shares. These long-term equity incentives correlate executive compensation opportunities with stock performance and total shareholder return, aligning key leadership to the interests of shareholders, We believe that they should constitute an increasing portion of compensation for higher-level executives and should be a predominant portion of compensation for our CEO. Actual awards are determined based on an assessment of market compensation levels and individual executive performance.

We believe that our stock performance is an important factor for shareholders to consider in assessing our overall business performance. For 2012, the cumulative total return of an investment in Chemtura stock was 88%, compared to a cumulative total return of 13% for an investment in the Standard & Poor’s 500 Index, and 14% for an investment in Russell 3000 Index. Comparable figures for the period from November 10, 2010 (our emergence from Chapter 11) through the end of 2012 were 38%, 18% and 17%, respectively. This is illustrated by the following charts:

Other Important Performance Measures. In addition to the above metrics, in assessing executive performance the Committee also considers various other measures reflecting corporate success, including Consolidated Operating Income and Net Sales. The following charts illustrate our performance with respect to these metrics over a three-year period.

As described under 2013 Performance Measures on page 27, for the 2013 MIP we will apply Consolidated Operating Income as a performance measure instead of Consolidated EBITDA. We compute Consolidated Operating Income consistent with the methodology to compute Consolidated EBITDA. Had this metric been used as a component of our MIP incentive in 2012, it would have been comparably adjusted to include Operating Income of discontinued operations and the add back of certain non- recurring professional fees. For additional information on the calculation and reconciliation of this metric see Appendix B —Consolidated Operating Income on page B-1.

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Core Principles. We operate in a competitive and challenging industry. We believe that the executive compensation programs for our named executive officers should be designed in accordance with the following core principles:

▪	Pay-for-Performance: To ensure that the actual compensation realized by our named executive officers is directly linked to individual, business unit and Company-wide performance, our executive compensation programs are structured with a significant portion of variable or at-risk cash and equity compensation.

▪	Alignment: Our executive compensation programs are designed to align the interests of the named executive officers with those of our shareholders both in the short-term and the long-term. The annual cash incentive program rewards executives for the achievement of specific financial performance goals and individual performance objectives on an annual basis. Our equity programs, combining stock options with time-based RSUs and performance shares linked to total shareholder return, further align the interests of our named executive officers and shareholders in the creation of shareholder value over the long-term.

▪	Market Competitiveness: A key to our future success is the ability to keep together a team of highly qualified executives who can provide the leadership necessary to execute our business strategy over the short-term and the long-term. Our executive compensation programs have been designed to offer market competitive compensation that would allow us to attract and retain a talented executive management team capable of meeting or exceeding our business objectives.

▪	Avoid Encouraging Excessive Risk-taking: Compensation plans should not encourage or promote the taking of excessive risk that introduces the potential for a material adverse effect on Chemtura. The Committee regularly considers enterprise risk in the design of Chemtura’s executive compensation programs and works to ensure that compensation programs represent best practices so as not to encourage excessive risk-taking. We also mitigate risk through our clawback policy. Several features of our compensation plan design that we believe reduce the potential for taking excessive risk are discussed in the section Compensation and Risk on page 11.

Compensation Governance Approach. The approach utilized by the Committee is a key feature that ensures that actual compensation and plan design are consistent with our core principles. The Committee’s approach is a multi-step process based on:

▪	independent decision-making;

▪	utilizing market data to appropriately target compensation levels;

▪	consideration of the median compensation levels of our peer group;

▪	following a consistent, rigorous goal setting process; and

▪	utilizing verification tools to ensure appropriate decisions are being made.

Best Practices. Other policies and provisions that are intended to support best practices in executive compensation include, among others:

▪	no excise tax gross-ups and no single trigger change-incontrol equity vesting;

▪	no executive perquisite allowance;

▪	significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of shareholders;

▪	a clawback policy under which the repayment of awards may be required in certain circumstances; and

▪	a fully independent compensation committee advised by an independent compensation consultant that only provides services at the direction of such committee.

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Role of the Compensation Committee

The Committee is primarily responsible for overseeing the overall compensation structure, policies and programs for our executive officers. Our Chief Executive Officer (the “CEO”) annually reviews the performance of each of the other executive officers and recommends salary adjustments to the Committee for approval as well as annual cash incentive compensation and equity compensation applying specific performance metrics that have been previously approved by the Committee. From time-to-time, the CEO also recommends to the Committee for approval discretionary cash bonuses to reward extraordinary performance and contributions to Chemtura. Although the Committee considers the CEO’s recommendations, it interacts with various members of senior management in the course of its duties and retains full discretion to set all compensation for executive officers including the CEO. Regarding the CEO, the Committee establishes and reviews the corporate goals and objectives relative to the CEO’s compensation and sets the CEO’s compensation based on an evaluation of the CEO’s performance against the previously established corporate goals and objectives. The Committee is comprised entirely of independent directors as defined under NYSE listing standards. Under its charter, the Committee has the discretion to retain outside legal, accounting and consulting services in discharging its duties.

How We Use Compensation Consultants

Since 2010, the Committee has retained Pearl Meyer & Partners (“PM&P”) as a compensation consultant to advise the Committee and Chemtura on executive and Board compensation matters. The Committee has retained PM&P based upon its expertise, independence, and industry experience. No member of the Committee or any named executive officer has any affiliation with PM&P. From time to time, we have also retained the services of outside counsel to advise us on compensation matters.

PM&P reports directly to the Committee and did not provide additional services to Chemtura during 2012. The Committee has the sole authority to retain and dismiss PM&P and to approve PM&P’s fees. PM&P provides objective and independent advice and analysis to the Committee with respect to executive compensation. During 2012, the Committee met with PM&P without management present in an executive session in all but one of the Committee's regularly scheduled committee meetings. The Committee relies on PM&P to provide an annual review of executive and board compensation practices of companies in our peer group including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent. In addition, the Committee may, from time-to-time, request advice from PM&P concerning the design, communication, and implementation of our incentive plans and other compensation programs.

The Committee has determined that the work of PM&P did not raise any conflicts of interest in 2012. In making this assessment, the Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934, including the fact that PM&P does not provide any other services to Chemtura, the level of fees received from Chemtura as a percentage of PM&P’s total revenue, policies and procedures employed by PM&P to prevent conflicts of interest, and whether the individual PM&P advisers to the Committee own any stock of Chemtura or have any business or personal relationships with members of the Committee or our executive officers.

The services provided by PM&P to the Committee in 2012 included:

▪	review of our compensation philosophy and the alignment of our executive compensation practices with that philosophy;

▪	review and revision, as appropriate, of the peer group used for benchmarking compensation levels;

▪	benchmarking and analysis of competitive compensation practices for executives and directors within our peer group and our industry;

▪	review of the description of our executive compensation practices in proxy disclosures;

▪	review of the change-in-control and other severance provisions contained in our compensation and severance plans and employment agreements to ensure alignment with our compensation philosophy and competitive practice;

▪	analysis of compensation rankings for our named executives as compared to the peer group; and

▪	informing the Committee of market trends and current issues in executive compensation.

In 2012, fees paid by Chemtura to PM&P for services provided to the Committee totaled $126,879, including travel and expenses.

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Pay Levels and Benchmarking

Pay levels for executives are based on the following factors:

▪	roles and responsibilities within Chemtura;

▪	experience and expertise;

▪	compensation levels in the marketplace for similar positions; and

▪	performance of the individual and Chemtura as a whole.

When reviewing marketplace compensation for our executive officers, the Committee considers publicly available information, such as the compensation disclosures in proxy statements from competitors as well as data from privately published compensation surveys focusing on other companies within the chemical industry and other relevant industries. Analyses are prepared jointly by us and our consultants. In 2012, to assist us in our compensation decisions, we prepared an analysis of executive compensation using proxy data from various published sources. The data was adjusted to account for differences between Chemtura and the companies represented in the data, such as relative differences in revenues and scope of operations.

The Committee reviews the companies that comprise the peer group each year to ensure that the peer group remains appropriate. The companies in the peer group are identified based on industry (with an emphasis on chemical manufacturing companies), revenues, number of employees, total assets and market capitalization. After review by the compensation consultant and discussion with the Committee in February, 2012, no changes were made to the peer group for 2012. Based upon data as of December 31, 2011 considered at that time, the median revenue, number of employees, total assets and market capitalization of our peer group was $3.2 billion, 5,100, $3.5 billion, and $2.8 billion, compared to Chemtura’s $3.0 billion in revenue, 4,500 full-time employees, $2.9 billion in total assets, and $1.1 billion in market capitalization at the same date. For 2012, the peer group that the Committee reviewed to ensure that our total compensation is within a reasonably competitive range included the following 15 companies:

Albermarle Corp.	Cytec Industries Inc.	Georgia Gulf Corp.	PolyOne Corp.	Solutia Inc.
Arch Chemicals, Inc.	Ferro Corp.	Lubrizol Corp.	Rockwood Holdings Inc.	W. R. Grace & Co.
Cabot Corp.	FMC Corp.	NALCO Holding Co.	RPM International Inc.	Westlake Chemical Corp.

The Committee reviews the compensation practices of the companies in the peer group to design compensation programs to attract new executives in our highly competitive industry and to confirm proper levels of compensation for our named executive officers in order to incentivize and retain them. Although this compensation data, and in particular the median levels of compensation within our peer group, is considered by the Committee in determining executive compensation, it is not the only factor in making such compensation decisions. Other factors considered include an executive’s experience, proficiency and sustained performance in his or her role. Moreover, the Committee does not adhere to strict formulas, benchmarking or its review of the compensation data described above to determine the mix of compensation elements. Instead, the Committee considers various factors in exercising its discretion to determine compensation.

In evaluating the performance of the named executive officers with respect to compensation decisions in March 2012, the Committee considered various aspects of performance, including those identified in the following table:

Executive	Performance Factors Considered by the Committee
Craig Rogerson Chairman, President and CEO	Continued strong performance and leadership related to the overall operations of the business and specific results achieved in 2011. Additionally, Mr. Rogerson has been leading the review and rationalization of the existing business portfolio, which has resulted in specific acquisition and divestiture activities. He has been instrumental in creating a culture of performance and accountability, with a strong focus on safety, compliance and profitable growth.

Stephen Forsyth EVP & Chief Financial Officer	Strong performance supporting day-to-day operations and reporting requirements in 2011. Key accomplishments include expanding the role of our Shared Service Centers in North America, Europe and Asia Pacific, which improved consistency and simplified back office support in these regions. He also led successful efforts to reduce legal entity complexity and enhanced the effectiveness of our credit and collections operations.

Chet Cross EVP, Group President, Industrial Engineered & Performance Products	Strong leadership of the Industrial businesses, which delivered greater than plan results for 2011. He drove a much improved focus from business unit leadership on delivering key commitments including several important new product introductions, expansion into new markets and improvements in manufacturing efficiencies, energy use and automation

22 | Chemtura Corporation	2013 Proxy Statement

Executive	Performance Factors Considered by the Committee (Continued)
Billie Flaherty SVP, General Counsel and Secretary	Continued leadership and performance related to the remaining Chapter 11 reorganization case and claims, resolving over 90% of outstanding claims by 2011 year end. Post Chapter 11, Ms. Flaherty successfully implemented various initiatives and programs to enhance Chemtura’s global ethics and compliance programs, including the creation of a Business Practices Council and the implementation of a new Global Entity Management system to ensure statutory compliance for all legal entities.

Alan Swiech SVP, Human Resources and Support Services	Strong performance during 2011 as a key leader with significant improvements in several HR processes, resulting in an overall upgrade of leadership talent and more focused and impactful leadership development programs. Mr. Swiech also assumed responsibility for our supply chain organizations, promptly addressing a troublesome European call center operation and delivering substantial improvements in on-time delivery and customer satisfaction

Components of Compensation

Our compensation programs for named executive officers consist of base salary, annual performance-based cash incentive compensation and long-term incentives tied to improvement and growth. The information in the following chart summarizes the elements of fiscal 2012 compensation for the executive officers named in the Summary Compensation Table on page 31. Further information about each component is presented in the sections following this chart.

Compensation	Key Features	Objectives
Base Salary	▪ Fixed pay that takes into account the executives responsibilities, experience and expertise ▪ Re-evaluated annually and on significant changes in job responsibility	▪ Provide a regular source of income at market-competitive levels
Management Incentive Plan

▪    Variable performance-based cash compensation

▪    Committee determines payout based on performance against target with respect to metrics

▪    2012 Metrics include:

    o   Consolidated EBITDA – a measure of earnings

    o   Consolidated Cash Conversion Cycle – a measure of working capital management

    o   Total Recordable Case Rate – a measure of safety performance

    o   Individual performance – by the executive in furtherance of our financial and strategic objectives

▪    Subject to clawback policy

▪ Focus the organization on achieving key financial results and reward for successful performance ▪ Align officers with annual goals and objectives
Long-Term Incentive Plan (“LTIP”)

▪    Equity-based incentive compensation: amount realized is dependent upon the Company achieving long-term financial goals and stock price performance

▪    Award opportunity consists of stock options, restricted stock units and performance shares

▪    Awards represent a forward-looking incentive opportunity; not a reward for past performance

▪    Double-trigger vesting in the event of a change of control

▪    Stock options (30% for 2012):

    o   Exercise price equal to the fair market value of the Company’s stock on the grant date

    o   Ratable vesting over a three-year service period

▪    RSUs (45% for 2012):

    o   Ratable vesting over a three-year service period

▪    Performance Shares (25% for 2012):

    o   Shares eligible for vesting at end of three-year service period based on Company performance

    o   performance shares metric is relative total shareholder return against the companies comprising the Russell 3000 Index

    o   Award settled in shares of Company stock

▪    Subject to clawback policy

▪    Attract and retain key executives and employees, align their interests with shareholders, focus them on achieving and sustaining longer-term business results and reward exceptional performance

▪   Stock options reward for stock price appreciation and provide a direct link to shareholder value

▪    RSUs

    o   motivate officers to achieve longer-term financial goals that are expected to lead to increased shareholder value

    o   service requirement focuses officers on sustained performance and serves as an additional retention tool

    o   year-over-year grants reward sustained performance of key financial measures

▪    Performance Shares are linked to total shareholder return and further align the interests of our named executive officers and shareholders in the creation of shareholder value over the long-term

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Emphasis on Performance-Based and Long-Term Compensation

Consistent with our core principle of ensuring that compensation is closely linked to individual, business-unit and Company-wide performance and aligns the interest of our executives with our shareholders both in the short-term and the long-term, our executive compensation programs are structured such that a significant portion of compensation is intended to be performance-based and/or long-term equity. We believe this encourages a focus on long-term growth and stock performance. The chart below indicates for our CEO and other named executive officers the percentage contribution of each element of 2012 compensation reflected in the Summary Compensation Table on page 31. It highlights those elements constituting performance-based compensation and those constituting long-term equity compensation. The Committee considers options to be performance-based compensation because options provide value to an executive only if our stock price increases after the grants are made. This chart highlights that performance-based and long-term equity compensation comprise a greater percentage of the compensation for our CEO from a percentage standpoint than for our other named executive officers.

Base Salary

Base salary levels are reviewed annually by the Committee as part of our annual performance management process, as well as upon promotions or other significant changes in job responsibility. Base salaries are reviewed and adjusted by the Committee with regard to:

▪	individual performance of the executive as noted in the table on page 22;

▪	internal review of the executive’s compensation relative to others on the executive team;

▪	new job responsibilities and promotions;

▪	experience and expertise; and

▪	market data provided by the analyses described above.

On May 9, 2012, the Committee approved merit and market adjustment base salary increases, effective May 27, 2012, for Messrs. Cross and Swiech and Ms. Flaherty. These salary adjustments are reflected in the following table:

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	Salary at	Increase Effective		Salary at May 27,
	January 1, 2012	May 27, 2012		2012
Executive	($)	Amount ($)	Percent (%)	($)
Craig Rogerson	1,075,000	-	-	1,075,000
Stephen Forsyth	522,000	-	-	522,000
Chet Cross	422,000	14,770	3.5%	436,770
Billie Flaherty	394,000	9,850	2.5%	403,850
Alan Swiech	351,000	8,775	2.5%	359,775

Annual Performance-Based Cash Incentive Compensation

The Chemtura Corporation Management Incentive Program (the “MIP”) is an annual performance-based cash incentive program offered under the 2010 Chemtura Corporation Short-Term Incentive Plan. The MIP provides each participant, including named executive officers, with an opportunity to earn an annual cash incentive based on attainment of pre-established financial performance goals linked to our long-range plan (a “MIP Award”). Participants in the MIP fall into one of three groups: executive participants; function participants; and business participants, as determined by the Committee. Some participants may be allocated or split between function and business or multiple business units depending on their positions.

Each MIP participant is assigned an incentive opportunity expressed as a percentage of base pay (a “Target Percentage”), and performance metrics are established with varying weightings totaling 100%. For each performance metric, threshold, target and maximum performance levels are set. The participant is credited 0% if the threshold is not met, 100% at target, and 200% if the maximum is met or exceeded. An intermediary credit is given if performance falls between these levels based on straight line interpolation. A participant’s final MIP Award is calculated by multiplying his or her Target Percentage by the weighted average percentage calculated for each performance metric. That figure is then subject to adjustment for a safety multiplier and an individual performance multiplier. No MIP Award is payable if Chemtura fails to meet a minimum threshold performance level established on a consolidated basis, and for certain business participants, on a business unit basis as well.

2012 Performance Measures. For 2012, the performance metrics and weightings established by the Committee for the named executive officers under the 2012 MIP, were as follows:

▪	Consolidated EBITDA (weighted 70%). This is defined as consolidated earnings before interest, taxes, depreciation expense and amortization expense, and adjusted to exclude certain expenses, gains and losses that may not be indicative of the performance of our core operations. Consolidated EBITDA is a financial measure that is not calculated or presented in accordance with GAAP. As used in Chemtura’s management incentive plan, “Consolidated EBITDA” is normally the same as Adjusted EBITDA from continuing operations (a non-GAAP performance measure that Chemtura discloses in its financial reports and earnings press releases), but in 2012 included the Adjusted EBITDA of discontinued operations and the add back of certain non-recurring professional fees as discussed below. We also may adjust Consolidated EBITDA and associated management incentive plan target levels under certain circumstances to reflect acquisitions and divestitures or the impact of discontinued operations when a transaction has not closed by year-end. Consolidated EBITDA may differ from similarly titled financial measures used by other companies and does not provide a comparable view of our performance relative to other companies in similar industries. For additional information on the calculation of this metric, see Appendix A —Consolidated EBITDA on page A-1.

We believe that Consolidated EBITDA is useful in evaluating our underlying performance and identifying operating trends. We use Consolidated EBITDA as one of the key metrics in determining the allocation of resources and in evaluating the performance of our operations. Consolidated EBITDA was established by the Committee as a performance metric to incentivize management to achieve our annual and long-range financial and business objectives. Subsequent to its establishment of the Consolidated EBITDA metric, the Committee modified the definition of Consolidated EBITDA to include the Consolidated EBITDA of the Antioxidant business (which was included in the Consolidated EBITDA target set at the start of 2012) and to exclude certain non-recurring professional fees incurred by Chemtura in connection with the transaction as the sale was not consummated prior to the end of calendar 2012.The Committee believed that these professional fees were unplanned at the time the Consolidated EBITDA metric was set, and their inclusion would have understated the attainment of the Consolidated EBITDA performance metric.

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▪	Consolidated Cash Conversion Cycle ("CCC") (weighted 30%). This metric is defined as the sum of Consolidated Days Sales Outstanding (“DSO”) and Consolidated Days Cost in Inventory (“DCI”), less Consolidated Days Payable Outstanding ("DPO"). DSO and DCI measure the time it takes to convert working capital into cash. DCI measures the average number of days that it takes to turn inventory into sales. DSO measures the average number of days that it takes to collect receivables after revenue has been recognized. DPO measures the average number of days before payment is made to our suppliers. The lower the DSO and DCI, and the higher the DPO, the more efficient we are at managing our working capital.

DSO and DCI were established by the Committee as performance metrics to incentivize management to improve the management of our working capital and, beginning in 2012, DSO and DCI were combined into a consolidated metric incorporating the DPO component, to provide a more robust measure of total working capital cash management performance. DSO, DCI and DPO are measured at the end of each quarter against pre-established quarterly DSO, DCI and DPO performance targets.

▪	Total Recordable Case Rate (“TRCR”). The TRCR, as defined by OSHA, is a measure of Chemtura’s firm-wide rate of recordable injuries in the workplace and is calculated by multiplying the number of recordable cases by 200,000 and dividing that number by the number of labor hours. This is applied as a multiplier of 0.9x, 1.0x or 1.1x to the amount calculated from the other performance metrics. TRCR was incorporated by the Committee as a part of the MIP calculation to emphasize Chemtura’s strong commitment to workplace health and safety.

▪	Individual Performance. The Committee determines an individual performance multiplier for each participant. This is typically 1.0x, but can be less than 1.0x based on the Committee’s assessment of any exceptional performance factors. The CEO recommends to the Committee the performance multiplier for each participant who reports directly to the CEO. The CEO and the applicable business or function leader recommends to the Committee the performance multiplier for each other executive officer.

The following graphic illustrates how the individual MIP awards are determined:

The following table shows the metrics established for determining payouts under the MIP for fiscal 2012, and the calculation of MIP payouts based on actual performance:

Performance Metrics		Threshold	Target	Maximum	Actual 2012 Results	Weight	Factor
Consolidated	(in $ million)	380	410	440	411
EBITDA	Payout %(1)	0%	100%	200%	102.2%	70%	71.56%
Cash	(in days) Q1	153.0	145.9	131.0	136.9
Conversion	Q2	125.0	116.1	107.0	111.1
Cycle (CCC)	Q3	115.0	107.7	100.0	117.7
	Q4	113.0	102.9	99.0	113.7
	Payout %(2)	0%	100%	200%	78.8%	30%	23.65%
Total	(per OSHA	greater than or	between 0.35	less than or equal
Recordable	definition)	equal to 0.65	and 0.65	to 0.35	0.43
Case Rate	Multiplier (x)	0.9 x	1.0 x	1.1 x	1.0 x		1.0 x
Payout Factor (3)							95.21%

(1)	Intermediary Consolidated EBITDA results are interpolated on a straight-line basis between the following levels (in million $) – $380 (threshold) – 0%; $388 – 25%; $395 – 50%; $403 – 75%; $410 (target) –100%; $420- 133%; $430 - 166%; $440 (maximum) – 200%.

(2)	Intermediary Cash Conversion Cycle results are interpolated on a straight-line basis.

(3)	As an additional constraint on awards, the 2012 MIP provided that the Payout Factor would be zero for the named executive officers unless threshold under the Consolidated EBITDA performance metric was achieved.

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The Committee set an individual performance multiplier of 1.0 for each named executive other than Mr. Cross whose multiplier reflected relatively weaker performance during 2012 of certain of the business units for which he was responsible. As illustrated in the table, the actual MIP awards were calculated for each named executive officer as the product of their base salary as of July 1, 2012, their MIP Target percentage, the MIP Payout Factor (reflecting financial performance and safety factors) and their Individual Performance Multiplier.

Executive	Base Salary ($)	MIP Target (as % of Base Salary)	MIP Payout Factor (%) (1)	Individual Performance Multiplier (#)	MIP Payout Awarded by Committee ($) (1)
Craig Rogerson	1,075,000	100%	95.21	1.000	1,023,493
Stephen Forsyth	522,000	70%	95.21	1.000	347,893
Chet Cross	436,770	70%	95.21	0.945	275,090
Billie Flaherty	403,850	60%	95.21	1.000	230,699
Alan Swiech	359,775	60%	95.21	1.000	205,522

(1)	Had the committee not adjusted the definition of Consolidated EBITDA to exclude certain transactions costs as discussed above, the MIP Payout Factor would have been 87.34% and the resulting MIP Payouts awarded would have been as follows: Mr. Rogerson – $938,905; Mr. Forsyth – $319,140; Mr. Cross – $252,346; Ms Flaherty – $211,634; and Mr. Swiech – $188,536.

Discretionary Cash Bonuses. There were no discretionary cash bonuses awarded to our named executive officers for 2012.

2013 Performance Measures. On February 21, 2013, the Committee approved the 2013 Management Incentive Plan (the “2013 MIP”). The 2013 MIP is similar in design to the 2012 MIP except that instead of Consolidated EBITDA and CCC performance metrics, the Committee established the following performance metrics: (1) Consolidated Operating Income, as adjusted for certain special items as described in the 2013 MIP; (2) Abbreviated Free Cash Flow, defined as the sum of Consolidated EBITDA less increases in Net Working Capital or plus reductions in Net Working Capital less Investments as described in the 2013 MIP. The 2013 MIP target opportunities established by the Committee for our named executive officers (as a percentage of annual base salary) are: Mr. Rogerson – 100%; Mr. Forsyth – 70%; Mr. Cross – 70%; Ms. Flaherty – 60%; and Mr. Swiech – 60%.

Long-Term Incentive Compensation

The Chemtura Corporation 2010 Long-Term Incentive Plan (the “LTIP”) provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance shares, restricted stock and RSUs. Our directors, officers and other employees, as well as others performing services for us, are eligible to receive grants under the LTIP. The LTIP is designed to attract and retain executives and key employees, align the interests of our executives and employees with those of our shareholders, and motivate and reward exceptional performance. Eleven million shares of common stock were reserved for issuance under the LTIP.

Policies Regarding the Grant of Equity Awards. The Committee approves all equity grants to our executive officers and generally grants awards at its regularly scheduled meeting in February. If the Committee is meeting during a black-out period in which Chemtura policy restricts trading in Company securities by insiders, our policy is that the Committee can approve the value of equity awards to be granted on a specified date set prospectively to fall after commencement of the next open trading window. Such awards are neither granted nor priced until the specified date, which permits material information regarding our performance for the prior fiscal period to be disseminated to the public before equity-based grants are made. The exercise price of stock options is set at the closing price of our common stock on the date of grant.

Annual Grants for 2012. On February 22, 2012, the Committee approved grants of stock options, RSUs, and performance shares under the LTIP for 2012 to each of the named executive officers. These grants were awarded effective March 1, 2012 and were determined based on:

▪	the Committee’s assessment of each executive’s total compensation opportunity against the competitive market;

Chemtura Corporation	2013 Proxy Statement |27

▪	the Committee’s assessment of Mr. Rogerson’s performance, and Mr. Rogerson’s assessment of the other named executive officers’ performance, in each case as discussed above; and

▪	support of Chemtura’s core principles of executive compensation.

To further reinforce and support Chemtura’s executive compensation objectives, the Committee determined to deliver a portion of the 2012 long-term incentive award to executives in the form of performance shares. Performance shares are notional shares of equity that are earned based on performance as measured by total shareholder return. Based on the Committee’s assessment of the Company’s executive talent requirements and the other factors noted above, the Committee determined that 30% of the total long-term incentive award would be delivered in stock options, 45% would be delivered in RSUs, and the remaining 25% would be delivered in performance shares.

The number of stock options, RSUs and performance shares granted by the Committee to each named executive officer is reflected in the 2012 Grants of Plan-Based Awards Table on page 32.

2012 Performance Share Awards. For performance shares granted in 2012, the actual number of shares to be issued will be based on Chemtura’s performance over the three years ending December 31, 2014, as measured by the Company’s total shareholder return over that period relative to all companies in the Russell 3000 Index. The number of performance shares that vest and convert to shares of common stock can range from 0% to 200% of the number awarded depending on the Company’s relative performance during the performance period, as illustrated in the following table:

Chemtura’s Total Shareholder Return over Performance Period Relative to all Companies in Russell 3000 Index	Percent of Target Shares Earned (Performance Multiplier %) (1)
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

(1)	Interim points are interpolated on a straight-line basis.

Annual Grants for 2013. On February 21, 2013, the Committee approved grants to be made on March 1, 2013 of stock options, RSUs and performance shares under the LTIP for 2013 to each of the named executive officers. For each executive, 30% of the total award value was granted in the form of stock options, 40% in RSUs and 30% in performance shares. The total award value approved by the Committee for each named executive officer was as follows: Mr. Rogerson – $3,500,000; Mr. Forsyth – $750,000; Mr. Cross – $550,000; Ms. Flaherty – $550,000 and Mr. Swiech – $500,000. The stock options and RSUs vest in three equal installments over three years (1/3 on each of March 1, 2014, March 1, 2015 and March 1, 2016), and the exercise price for the stock options was $20.50 (the closing price of our common stock on March 1, 2013, the date of grant). The performance share measurement period will be the three calendar years ending December 31, 2015, the performance shares metric used will be relative total shareholder return against the companies comprising the Russell 3000 Index, and the performance shares will be settled on March 1, 2016 based on the performance multiplier schedule described in the table above for 2012.

Emergence Grants. While we were in Chapter 11, the Bankruptcy Court approved two performance-based equity plans—the 2009 Emergence Incentive Plan and the 2010 Emergence Incentive Plan (the “2009 EIP” and the “2010 EIP”). Since we could not make any awards of equity while we were in Chapter 11, these emergence plans contemplated equity awards being made once we emerged from Chapter 11 assuming the performance targets were achieved. The performance targets under the 2009 and 2010 EIPs were achieved. As a result and as part of our Plan of Reorganization, the Bankruptcy Court approved an EIP Settlement Plan, which provided for the issuance of equity post Chapter 11 under the 2009 and 2010 Emergence Incentive Plans. The Bankruptcy Court also approved the Emergence Award Plan (the “EAP”), providing for equity awards after we emerge from Chapter 11 provided performance targets for fiscal 2011 were achieved. These emergence plans were both established under the terms of our confirmed Plan of Reorganization and in consultation with the Creditors’ Committee.

All equity awards under these emergence plans were performance-based and tied to Consolidated EBITDA achieved by Chemtura during measurement periods spanning 2009 through 2011 Achievement of performance targets under each of these emergence plans was uncertain and performance goals were calibrated such that reaching the targets would be challenging, but achievable, and achievement would benefit key stakeholders from the Chapter 11 reorganization, including, among others, creditors as well as pre- and post-emergence shareholders. Outstanding grants under these emergence plans are reflected in the Outstanding Equity Awards at 2012 Fiscal Year-End Table on page 33. No further grants will be made under these emergence plans.

28 | Chemtura Corporation	2013 Proxy Statement

Other Compensation Elements

Savings Plans. Our named executive officers are eligible to participate in the Chemtura Corporation Employee Savings Plan, a 401(k) tax-qualified savings plan generally available to all US-based Chemtura employees (the “401(k) Plan”). 401(k) Plan participants, including executives, are eligible to receive a dollar-for-dollar match on their personal contributions up to a maximum of 6% of their eligible compensation, subject to certain limits imposed by the Internal Revenue Code. Our named executive officers are also eligible to participate in Chemtura’s Supplemental Savings Plan. This program is designed to provide benefits similar to the benefits available under the 401(k) Plan for eligible compensation that is above the limits imposed by the Internal Revenue Code on contributions to the 401(k) Plan. These savings plans are the only retirement programs available to our executive officers and are offered to provide compensation opportunities competitive with those commonly made available by other companies in our industry.

Stock Ownership Guidelines. The Committee believes that stock ownership by management closely aligns the interests of management with those of our shareholders. As of January 1, 2012, the Committee approved new stock ownership guidelines for executives and key employees. These guidelines require executives and key employees to meet specific ownership limits as a multiple of base salary. The guidelines applicable to our named executive officers and other officers and key employees are as follows:

Executive	Equity Guideline
Craig Rogerson	5 x base salary
Stephen Forsyth and Chet Cross	3 x base salary
Billie Flaherty and Alan Swiech	2 x base salary
Other executive officers, including the VP – Corporate Controller, VP – Treasurer, Business Unit Presidents, and Other Steering Committee Members designated by the CEO	1 x base salary

Under the guidelines, executives have five years from adoption (January 2012) or the date they are appointed to an office to achieve the applicable ownership requirement. If the applicable target changes because of a change in title or salary, the executive will have five years from the next January 1st to acquire any additional shares needed to meet the guidelines. Currently, all of our named executive officers own at least the guideline amount, or Chemtura expects such employees will obtain the requisite share ownership within the allotted time frame.

Once achieved, ownership of the minimum requirement must be maintained for as long as the executive is subject to the guidelines, though a failure to maintain the requisite ownership due to fluctuations in the value of Chemtura stock will not by itself violate the guidelines. In calculating an executive’s equity ownership, restricted stock, RSUs and other positions for which beneficial ownership (as defined under Section 16 of the Securities Exchange Act of 1934) would be attributed will be included, but stock options and unvested/unearned performance shares will not count towards the minimum ownership requirement. The value of an executive’s position is based on a rolling 13- month average of market prices. The complete guidelines may be viewed on our website at www.chemtura.com.

With limited exceptions, executives will generally be prohibited from selling shares if they would not meet the ownership requirement after sale. This includes shares received on exercise of stock options or vesting of other equity awards. Permitted exceptions include sales to pay for the exercise price of stock options, to cover taxes associated with the equity awards, or (in extraordinary circumstances) with permission of the Committee.

Clawback Policy. On December 10, 2012, the Committee adopted a Clawback Policy. This policy provides, among other things, that each current or former executive officer must repay to the Company any cash bonus or other incentive-based compensation (other than time-based stock options) received by the executive officer based on the Company’s financial results for any fiscal period beginning on or after January 1, 2013 if and to the extent:

▪	the incentive payment was based on the achievement of financial results that, within three years after the payment of the incentive payment, become the subject of a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws;

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▪	the amount of the incentive payment that would have been received had the financial results been properly reported would have been lower than the amount actually received; and

▪	the Board determines, in its sole discretion, that it is in the best interests of the Company and its shareholders to seek repayment of all or a portion of the incentive payment.

Employment Agreements with our Named Executive Officers. We have employment agreements with each of our named executive officers which specify minimum base compensation and annual bonus opportunities and provide certain severance and change in control benefits. These employment agreements are described under Employment Agreements on page 36. The Committee believes that these employment agreements are an important element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent.

Advisory Vote on Executive Compensation.

Chemtura holds an annual advisory vote on a resolution to approve executive compensation. When setting compensation, and in determining compensation policies and practices, the Committee gives careful consideration to the results of this advisory vote. At the 2012 Annual Shareholders’ Meeting, 96.5% of votes cast approved Chemtura’s compensation program for our named executive officers. The Committee also received comments from shareholders during the period leading up to and following the 2012 Annual Meeting, including feedback on our compensation program, regulatory changes, evolving compensation practices, the economic environment and our financial and operational performance. The Committee took into consideration the results of the advisory vote and other shareholder input by continuing to emphasize the core objectives underlying Chemtura’s executive compensation program. We value the opinions of our shareholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the CEO and the three other most highly compensated executive officers (other than our principal financial officer) are not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” that has been disclosed to and approved by shareholders. Performance-based compensation qualifying under Section 162(m), among other requirements, must be payable only upon the attainment of pre-established, objective performance goals that were established by a Board committee consisting only of outside directors. The Committee's policy is to maximize deductibility to the extent possible while maintaining flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, other than plans approved by the bankruptcy court during Chemtura’s Chapter 11 reorganization, we have submitted any relevant plan for shareholder approval. However, if following the requirements of Section 162(m) would not be in the best interests of Chemtura, the Committee may exercise discretion to pay non-deductible compensation. For example, for fiscal 2012 we paid awards under the 2012 MIP that were not fully deductible under U.S. federal tax law because we determined that such bonuses were needed to achieve our overall compensation objectives and that the Company had the benefit of very substantial net operating loss carry forwards. In the future, the Committee will continue to use its discretion to determine whether to make awards that satisfy the “qualified performance-based” requirements of Section 162(m) in order to maximize tax deductibility of executive compensation while balancing the interests of our shareholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

When determining amounts and forms of compensation grants to executive officers and employees, the Committee considers the accounting cost associated with the grants. The accounting expense of equity awards to employees is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“ASC 718”). For a discussion of the assumptions and methodologies used to calculate the expense of equity awards, see Note 13 – Stock Incentive Plans to our Consolidated Financial Statements in our 2012 Form 10-K. The Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash expense associated with them.

Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives and disallows a tax deduction by Chemtura for severance and other payments made to certain executives in connection with a change in control, to the extent the payments exceed specified limits in the Internal Revenue Code. We have designed our severance and change in control arrangements to minimize the penalties under Section 280G.

30 | Chemtura Corporation	2013 Proxy Statement

Executive Compensation Information

Summary Compensation Table

The table below presents information as of December 31, 2012, 2011 and 2010 regarding compensation earned by or awarded to each of our named executive officers for services rendered in those years as required by SEC regulations. These officers consist of the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers as of December 31, 2012.

While reviewing the information presented in the Summary Compensation Table it should be noted that, as a result of the sequencing of equity incentive compensation awards in connection with our emergence from Chapter 11, the Stock Awards and Stock Options amounts for 2011 include awards under three distinct plans: the 2010 EIP, the EAP, and the annual 2011 equity awards. These represent compensation attributable to multiple years and, in the case of the 2010 EIP and EAP, awarded based on plans established during our Chapter 11 reorganization. Also, note that under applicable accounting and disclosure requirements, Stock Awards and Stock Options are reflected based on grant date fair values which may vary from the actual value the named executive officers receive.

Name of Executive Principal Position	Year	Base Salary ($) (1)	Stock Awards ($) (2)	Stock Options ($) (2)	Non- Equity Incentive ($) (3)	Change in Value of Nonqualified Deferred Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Craig Rogerson	2012	1,079,135	3,881,463	1,483,114	1,023,493	27,467	119,685	7,614,357
Chairman, President &	2011	1,000,000	6,301,264	4,605,975	850,000	72	228,057	12,985,368
CEO	2010	1,000,000	1,630,988	1,416,314	1,454,625	1,760	208,214	5,711,901

Stephen Forsyth	2012	524,008	840,993	321,342	347,892	68,438	52,063	2,154,736
EVP & Chief Financial	2011	486,827	1,585,319	1,171,002	289,715	(20,472)	94,162	3,606,553
Officer	2010	475,000	407,743	354,073	483,663	22,402	80,818	1,823,699

Chet Cross	2012	432,485	668,494	255,423	275,090	7,631	43,111	1,682,234
EVP, Group President, Industrial Engineered	2011	387,885	1,184,265	772,922	250,000	(1,750)	81,282	2,674,604
& Performance Products	2010	371,231	130,479	113,306	386,000	-	44,282	1,045,298

Billie Flaherty	2012	401,425	612,415	234,004	230,700	1,069	36,938	1,516,551
SVP, General Counsel	2011	372,077	893,385	666,678	159,639	-	33,562	2,125,341
& Secretary	2010	343,461	212,025	184,121	254,559	-	31,725	1,025,891

Alan Swiech	2012	357,615	547,717	209,287	205,522	5,713	32,146	1,358,000
SVP, Human	2011	327,596	749,755	540,230	141,479	2	58,060	1,817,122
Resources & Support Services	2010	293,461	179,413	155,790	218,194	-	367,922	1,214,780

(1)	Amounts reported in this column include amounts deferred under Chemtura’s 401(k) Plan in each year and under Chemtura’s non-qualified Supplemental Savings Plan (the “SSP”) for the following years: Mr. Rogerson, 2010-2012; Mr. Forsyth, 2010-2012; Mr. Cross, 2011-2012; Ms. Flaherty, 2012; and Mr. Swiech, 2011-2012. For additional information on SSP contributions, see the 2012 Non-Qualified Deferred Compensation Table on page 35.

(2)	In accordance with SEC rules, we calculated the amounts shown in these columns to reflect the aggregate grant date fair value, calculated in accordance with ASC 718, excluding the effect of estimated forfeitures, and, with respect to performance shares, based upon the probable outcome of the performance conditions on the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see Stock Incentive Plans, Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”). Amounts reported in these columns for 2011 include the grant date fair value of RSUs and options awarded under the 2010 EIP and the LTIP annual grant program on March 10, 2011, and of common stock approved under the EAP on March 3, 2011. The grant date fair value of the EAP awards was based on the assumption that the maximum Consolidated EBITDA level would be achieved and that each named executive officer would be awarded their maximum number of shares (without giving effect to any forfeitures). Because Consolidated EBITDA for 2011 fell short of the maximum Consolidated EBITDA level, only 57% of the maximum EAP award was actually delivered to each participant. Accordingly, the reported grant date fair value for EAP awards is larger than the value of the shares ultimately delivered. For a more detailed discussion of timing issue relating to the emergence equity grants, see the discussion in the 2012 Chemtura Proxy Statement. For the performance share grants, the value of the awards at the grant date assuming that the highest level of performance conditions will be achieved, would be as follows: Mr. Rogerson – $2,250,000; Mr. Forsyth – $487,500; Mr. Cross – $387,500; Ms. Flaherty – $355,000; Mr. Swiech – $317,500.

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(3)	Amounts reported in this column are annual performance-based cash incentives under our MIP that are subject to pre-established performance measures. In 2013, based on the achievement of 2012 performance targets, the Committee approved payment of the amounts shown as cash incentive awards under the 2012 MIP. See Annual Performance-Based Cash Incentive Compensation on page 25.

(4)	Amounts reported in this column comprised earnings to the SSP accounts of the named executive officers. For further discussion of the SSP, see Other Compensation Elements on page 29. The amount shown for Mr. Swiech for 2012 includes $3,909 in increase in value attributable to calendar year 2011 but inadvertently not credited to Mr. Swiech until 2012.

(5)	The following table describes the components of the All Other Compensation column for 2012. Amounts reported in the column titled Chemtura Contributions to DC Plans include Chemtura contributions to the 401(k) Plan and the SSP. For further discussion of those plans, see Other Compensation Elements on page 29.

Executive	Chemtura Contribution to DC Plans ($)	Personal Umbrella Insurance ($)	Group Term Life ($)	Total ($)
Craig Rogerson	115,413	1,950	2,322	119,685
Stephen Forsyth	48,666	1,075	2,322	52,063
Chet Cross	40,794	1,075	1,242	43,111
Billie Flaherty	33,541	1,075	2,322	36,938
Alan Swiech	29,834	1,075	1,237	32,146

2012 Grants of Plan-Based Awards

The following table sets forth information regarding cash incentive and equity performance-based incentive compensation awarded to our named executive officers in 2012 under our annual Management Incentive Plan (MIP) and Long-Term Incentive Plan (LTIP). Awards under the LTIP include stock options (LTIP Options), restricted stock units (LTIP RSUs), and performance shares (LTIP PS's)

32 | Chemtura Corporation	2013 Proxy Statement

									All Other	All Other
									Stock	Option
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Awards:
			Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Exercise
			Plan Awards (2)			Plan Awards (3)			Shares of	Securities	Price of	Full Grant
			Thresh-			Thresh-		Max-	Stock or	Underlying	Option	Date Fair
Executive	Grant	Approval	old	Target	Maximum	old	Target	imum	Units	Options	Awards	Value
Award	Date (1)	Date (1)	($)	($)	($)	(#)	(#)	(#)	(#) (4)	(#) (4)	($/ Sh)	($)
Craig Rogerson
MIP			-	1,075,000	2,150,000
LTIP Options	3/1/12	2/22/12								182,109	15.38	1,483,114
LTIP RSUs	3/1/12	2/22/12							131,664			2,024,992
LTIP PS's	3/1/12	2/22/12				-	73,147	146,294				1,856,471
Stephen Forsyth
MIP			-	365,400	730,800
LTIP Options	3/1/12	2/22/12								39,457	15.38	321,342
LTIP RSUs	3/1/12	2/22/12							28,527			438,745
LTIP PS's	3/1/12	2/22/12				-	15,849	31,698				402,248
Chet Cross
MIP			-	305,739	611,478
LTIP Options	3/1/12	2/22/12								31,363	15.38	255,423
LTIP RSUs	3/1/12	2/22/12							22,676			348,757
LTIP PS's	3/1/12	2/22/12				-	12,598	25,196				319,737
Billie Flaherty
MIP			-	242,310	484,620
LTIP Options	3/1/12	2/22/12								28,733	15.38	234,004
LTIP RSUs	3/1/12	2/22/12							20,774			319,504
LTIP PS's	3/1/12	2/22/12				-	11,541	23,082				292,911
Alan Swiech
MIP			-	215,865	431,730
LTIP Options	3/1/12	2/22/12								25,698	15.38	209,287
LTIP RSUs	3/1/12	2/22/12							18,579			285,745
LTIP PS's	3/1/12	2/22/12				-	10,322	20,644				261,972

(1)	See Long-Term Incentive Compensation — Policies Regarding the Grant of Equity Awards on page 27 for more information on how our Committee approves and grants equity awards.

(2)	Amounts reported in these columns represent the possible target and maximum payouts under the MIP for 2012. Possible payouts under the MIP range from $0, if the threshold is not met, to the maximum payout possible, and amounts assume all performance measurements are achieved at maximum or outstanding levels. The MIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned Non-Equity Incentive in the Summary Compensation Table on page 31 for the actual payouts to the 2012 MIP. See also the discussion of Annual Performance-Based Cash Incentive Compensation on page 25.

(3)	Amounts reported in these columns represent the possible target and maximum payouts for performance shares awarded during 2012 under the LTIP. The number of shares that vest is based on Chemtura’s total shareholder return relative to all companies in the Russell 3000 Index over the three years ending December 31, 2014. At the end of the three-year performance period, the actual award, delivered as Chemtura common stock, can range from 0% to 200% of the original grant. Performance shares settle on March 1, 2015.

(4)	Amounts reported in these columns represent stock options and RSUs granted under the LTIP. These vest in three equal installments on March 1, 2013, March 1, 2014 and March 1, 2015.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2012 and reflects the closing market price of $21.26 on that date:

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					Stock Awards (1)
					Restricted Stock		Performance
	Option Awards (1)				Units		Shares
							Number of	Market
						Market	Unearned	Value of
	Number of	Number of			Number of	Value of	Performance	Units of
	Securities	Securities			Units of	Units of	Units	Stock
	Underlying	Underlying	Option		Stock That	Stock that	of Stock	That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That Have	Have Not
Executive	options	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Plan(Grant Date)	(# Exercisable)	(# not exercisable)	($)	Date	(#)	($)	(#)	(#)
Craig Rogerson
2009 EIP (11/10/10)	183,223	-	15.50	11/10/20	-	-
2010 EIP (3/10/11)	100,888	50,444	16.03	3/10/21	25,993	552,611
2011 LTIP (3/10/11)	131,902	263,804	16.03	3/10/21	71,533	1,520,792
2012 LTIP( 3/1/12)	-	182,109	15.38	3/1/22	131,664	2,799,177	73,147	1,555,105
Total					229,190	4,872,580	73,147	1,555,105
Stephen Forsyth
2009 EIP (11/10/10)	45,805	-	15.50	11/10/20	-	-
2010 EIP (3/10/11)	25,222	12,611	16.03	3/10/21	6,499	138,169
2011 LTIP (3/10/11)	33,742	67,485	16.03	3/10/21	18,300	389,058
2012 LTIP( 3/1/12)	-	39,457	15.38	3/1/22	28,527	606,484	15,849	336,950
Total					53,326	1,133,711	15,849	336,950
Chet Cross
2009 EIP (11/10/10)	14,658		15.50	11/10/20	-	-
2010 EIP (3/10/11)	20,177	10,089	16.03	3/10/21	5,199	110,531
2011 LTIP (3/10/11)	20,552	41,104	16.03	3/10/21	11,146	236,964
2012 LTIP( 3/1/12)	-	31,363	15.38	3/1/22	22,676	482,092	12,598	267,833
Total					39,021	829,587	12,598	267,833
Billie Flaherty
2009 EIP (11/10/10)	23,819	-	15.50	11/10/20	-	-
2010 EIP (3/10/11)	14,124	7,062	16.03	3/10/21	3,639	77,365
2011 LTIP (3/10/11)	19,325	38,650	16.03	3/10/21	10,481	222,826
2012 LTIP( 3/1/12)	-	28,733	15.38	3/1/22	20,774	441,655	11,541	245,362
Total					34,894	741,846	11,541	245,362
Alan Swiech
2009 EIP (11/10/10)	20,154	-	15.50	11/10/20
2010 EIP (3/10/11)	12,106	6,054	16.03	3/10/21	3,119	66,310
2011 LTIP (3/10/11)	15,337	30,675	16.03	3/10/21	8,318	176,841
2012 LTIP( 3/1/12)	-	25,698	15.38	3/1/22	18,579	394,990	10,322	219,446
Total					30,016	638,141	10,322	219,446

(1)	Unvested options, RSUs and performance shares become exercisable or vested (and, where applicable, expire) in accordance with the schedules below, subject to performance conditions and accelerated vesting under certain circumstances described under Long-Term Incentive Compensation on page 27:

		Stock		Restricted Stock	Performance
		Options		Units	Shares
			expire if		become eligible	based on
	Grant	vest and become	unexercised	vest and are	for vesting and	performance
Plan	Date	exercisable:	on:	delivered:	delivery:	over period:
2010 EIP	3/10/11	1/3 on 3/31/11	3/10/21	1/3 on 3/31/11
		1/3 on 3/31/12		1/3 on 3/31/12
		1/3 on 3/31/13		1/3 on 3/31/13
2011 LTIP	3/10/11	1/3 on 3/10/12	3/10/21	1/3 on 3/10/12
		1/3 on 3/10/13		1/3 on 3/10/13
		1/3 on 3/10/14		1/3 on 3/10/14
2012 LTIP	3/1/12	1/3 on 3/1/13	3/1/22	1/3 on 3/1/13	100% on 3/1/15	1/1/12 to 12/31/14
		1/3 on 3/1/14		1/3 on 3/1/14
		1/3 on 3/1/15		1/3 on 3/1/15

34 | Chemtura Corporation	2013 Proxy Statement

Option Exercises and Stock Vested

The following table presents information regarding option and stock awards vested and exercised for each of our named executive officers during fiscal 2012. No portion of the shares acquired by the named executive officers was deferred and, except for shares withheld to satisfy tax withholding obligations, none of the shares of common stock delivered upon vesting of the stock awards were disposed of by the named executive officers.

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Rogerson	-	-	220,911	3,517,137
Stephen Forsyth	-	-	55,434	882,581
Chet Cross	-	-	38,393	606,692
Billie Flaherty	-	-	30,810	490,173
Alan Swiech	-	-	26,024	413,948

Pension Benefits

None of our named executive officers participate or have account balances in qualified defined benefit plans sponsored by the Company.

2012 Nonqualified Deferred Compensation

The following table summarizes the cash compensation deferred by our named executive officers under the non-qualified Chemtura Corporation Supplemental Savings Plan (the “SSP”) and Chemtura’s contributions to the SSP:

Executive	Executive Contributions in Last Fiscal Year ($) (1)	Chemtura Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Craig Rogerson	100,413	100,413	27,467	-	758,967
Stephen Forsyth	38,466	38,466	68,438	-	453,150
Chet Cross	28,044	28,044	7,631	-	130,063
Billie Flaherty	18,541	18,541	1,069	-	38,151
Alan Swiech	14,834	14,834	5,713	-	71,397

(1)	Amounts listed in this column are included in Base Salary for 2012 in the Summary Compensation Table on page 31.

(2)	Amounts listed in this column are included in the All Other Compensation column of the Summary Compensation Table on page 31.

(3)	Amounts listed in this column are included in Change in Value of Nonqualified Deferred Compensation for 2012 in the Summary Compensation Table on page 31.

(4)	Balances listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: Mr. Rogerson – $530,673; Mr. Forsyth – $307,778; Mr. Cross – $66,344; and Mr. Swiech – $36,016, plus earnings on those amounts.

Eligible executives, including named executive officers, may elect to defer receipt of up to 20% of their eligible cash compensation into the SSP and may receive matching and other contributions from Chemtura on a portion of these deferrals. This plan is intended to provide benefits similar to the benefits available under the 401(k) Plan for eligible compensation that is above the limits imposed by the Internal Revenue Code on contributions to the 401(k) Plan. Contributions are held in a rabbi trust and remain assets of Chemtura, subject generally to the claims of Chemtura’s creditors. A participant’s or beneficiary’s right to receive a payment or benefit under the SSP is no greater than the right of an unsecured general creditor of Chemtura.

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Participants may invest their compensation deferrals into similar choices as those available in the 401(k) Plan, except where precluded by law. No preferential earnings are paid to participants, including named executive officers. At the time of election to defer amounts, the plan participant determines the form of distribution for future payout. The participant has the option of receiving payouts in the form of a lump sum, or a five-year or ten-year installment payout. Vesting for Chemtura contributions is the same as under the 401(k) Plan; immediate vesting for Chemtura match. Upon the employee’s termination from Chemtura, death, disability or other future date specified by the employee, the amounts contributed to the SSP, plus any deemed investment earnings on these amounts, are paid out to the employee. Payout may be subject to a six-month waiting period in accordance with Section 409A of the Internal Revenue Code. Amounts deferred into the SSP and earnings on those amounts are not taxed as income to the participant until paid out at the end of the deferral period. In the event a change in control of Chemtura occurs (as defined in the SSP), accelerated payout of deferral balances will occur for all participants in the plan.

Employment Agreements

Chemtura is party to employment agreements dated November 10, 2010 with each of our named executive officers (the “Employment Agreements”). The Employment Agreements were approved by the Bankruptcy Court. In keeping with current best practices, each of our named executive officers entered into amendments to their Employment Agreement on March 9, 2011 to eliminate Section 280G excise tax gross-up provisions and remove the perquisite allowance from the calculation of severance. Additionally, on April 1, 2011 each of our named executive officers agreed to irrevocably and permanently waive their right to receive any minimum annual equity awards. Each of our named executive officers has also acknowledged and agreed to be bound by the terms of the newly-adopted clawback policy. The descriptions of the Employment Agreements set out below reflect these amendments and waivers.

The Employment Agreements provide for the employment of each executive officer in specified positions for terms of employment continuing until December 31, 2014, subject to automatic 12-month extensions until terminated by either party (the “Employment Term”). They specify minimum annual base salaries and, to the extent earned based on performance against objective criteria, minimum annual cash bonus opportunities. The positions and minimum salaries and bonus opportunities as set out in the Employment Agreements are as follows:

Executive	Position	Minimum Annual Base Salary ($)	Minimum Annual Bonus Opportunity ($)
Craig Rogerson	President and Chief Executive Officer	1,000,000	100%
Stephen Forsyth	Executive Vice President and Chief Financial Officer	475,000	70%
Chet Cross	Executive Vice President, Group President Engineered and Performance Industrial Products	380,000	70%
Billie Flaherty	Senior Vice President, General Counsel and Corporate Secretary	350,000	50%
Alan Swiech	Senior Vice President, Human Resources and Support Services	300,000	50%

Actual base salaries are subject to periodic adjustment, and have been increased by the Committee as described under Base Salary on page 24. The MIP bonus program and current actual award opportunities are described further under Annual Performance-based Cash Compensation on page 25.

Under the Employment Agreements, equity awards consisting of RSUs and stock options have been granted to each named executive officer under the 2009 EIP and the 2010 EIP and awards of common stock have been granted under the EAP. These grants are described under Long-Term Incentive Compensation on page 27. Future rights to any minimum annual equity award under the Employment Agreements have been waived by each named executive officer.

The Employment Agreements entitle the executives, during the Employment Term, to paid vacation in accordance with the applicable policies of Chemtura, and to participate in such medical, dental and life insurance, retirement and other plans as Chemtura may have or establish from time to time on terms and conditions applicable to other senior executives of Chemtura generally.

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Pursuant to the Employment Agreements, each of the named executives also entered into a Confidentiality and IP Agreement and a Non-Compete Agreement with Chemtura, whereby the executive agreed to certain restrictions on their use of confidential information and intellectual property of Chemtura, as well as to refrain from solicitation of Chemtura employees and competition with Chemtura for certain periods during and following the Employment Term.

The Employment Agreements also contain provisions providing for benefits under certain circumstances upon termination of an executive’s employment. These are described below under Potential Payments on Termination or Change in Control.

In January 2013, Mr. Cross relocated to the Company’s offices in Shanghai, People’s Republic of China on temporary assignment. In connection with this relocation, on December 10, 2012, the Committee approved the payment of certain expenses to Mr. Cross pursuant to the Company’s reimbursement policy on relocation and temporary international assignment, which is applicable to eligible employees who relocate at the Company’s request. Mr. Cross will receive the following compensation: (i) annual cost of living allowance of $52,406; (ii) annual location allowance of $87,354; (iii) reimbursement of various relocation expenses and other associated costs and incremental costs of housing, living, transportation, tax preparation assistance and other associated costs (not to exceed $350,000 annually); and tax equalization and gross-up payments to ensure that Mr. Cross bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment (estimated at $535,000 annually). Mr. Cross will remain financially responsible (and will receive no tax gross-up payments) for the amount of taxes he would have incurred had he continued to live and work in the U.S.

Potential Payments upon Termination or Change in Control

Certain of our executive officers are eligible to receive benefits in the event their employment is terminated by Chemtura without Cause, or by the executive for Good Reason, or upon their retirement, disability or death. The benefits to which each of our named executive officers is entitled are governed by their respective Employment Agreement. Certain terms used in this section including Change in Control, Cause and Good Reason have specific meanings defined in the Employment Agreements.

Set out below are calculations as of December 31, 2012 of the estimated benefits our named executive officers would receive in various situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur. In addition to the amounts disclosed in the following sections, each executive would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. All amounts payable under the Employment Agreements beyond accrued benefits are subject to the executive’s execution of a release of claims in favor of Chemtura.

Termination by Chemtura without Cause or by the Executive with Good Reason. If a named executive’s employment is terminated by Chemtura without Cause or by the executive with Good Reason (an “involuntary termination”), the benefits received will depend on whether the involuntary termination is in connection with a Change in Control.

▪	No Change in Control. If the involuntary termination is not in connection with a Change in Control, the executive will receive the following benefits:

▪	Cash Severance. Over a 12-month period following termination, Chemtura will pay the executive severance totaling the product of (x) 2.0 for Mr. Rogerson, 1.5 for Mr. Forsyth, or 1.0 for each other named executive, and (y) the sum of the executive’s base salary and target bonus;

▪	Pro-rated Bonus. Chemtura will pay the executive a bonus for the calendar year in which the termination occurs pro-rated based on the number of days the executive was employed during that year, based on full-year performance, and paid at the same time as bonuses are paid to other Chemtura employees;

▪	Stock Options, RSUs and Performance Shares. All vested outstanding equity awards will remain outstanding and exercisable, if applicable, through their stated expiration dates; unvested awards will be cancelled;

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▪	Welfare Benefits. The executive and his or her covered dependents will be entitled to continued participation for 2.0 years (for Mr. Rogerson), 1.5 years (for Mr. Forsyth), or 1.0 years (for each other named executive), in such medical, dental, and hospitalization insurance coverage as is in place immediately prior to termination; and

▪	Outplacement. The executive will receive outplacement services.

The table below sets forth the estimated benefits each of our named executive officers would receive under these provisions if the termination occurred on December 31, 2012.

	Cash Severance ($)	Prorated Bonus ($)	Stock Options ($)	RSUs ($)	Performance Shares ($)	Welfare Benefits ($)	Out- placement ($)	Total ($)
Craig Rogerson	4,300,000	1,023,493	-	-	-	26,610	25,000	5,375,103
Stephen Forsyth	1,331,100	347,893	-	-	-	19,677	20,000	1,718,669
Chet Cross	742,509	275,090	-	-	-	12,744	20,000	1,050,343
Billie Flaherty	646,160	230,700	-	-	-	12,744	20,000	909,604
Alan Swiech	575,640	205,522	-	-	-	5,776	20,000	806,938

▪	Change in Control. If the involuntary termination occurs within two years after a Change in Control or prior to a Change in Control, if the termination was at the request of a third party or otherwise in anticipation of a Change in Control, the executive will receive the following benefits:

▪	Lump Sum Cash Severance. The executive will receive a lump sum amount equal to the product of (x) 3.0 for Mr. Rogerson, or 2.0 for each other named executive, and (y) the sum of the executive’s base salary and target bonus;

▪	Pro-rated Bonus. Chemtura will pay the executive a bonus for the calendar year in which the termination occurs pro-rated based on the number of days the executive was employed during that year, based on full-year performance, and paid at the same time as bonuses are paid to other Chemtura employees;

▪	Stock Options. Unvested stock options will accelerate and be immediately exercisable and all outstanding options will remain exercisable through their stated expiration dates;

▪	RSUs. Unvested RSUs will accelerate and be immediately vested;

▪	Performance Shares. Performance shares will accelerate and be immediately vested at target levels;

▪	Welfare Benefits. The executive and his or her covered dependents will be entitled to continued participation for 2.0 years (for Mr. Rogerson), 1.5 years (for Mr. Forsyth), or 1.0 years (for each other named executive), in such medical, dental, and hospitalization insurance coverage as is in place immediately prior to termination; and

▪	Outplacement. The executive will receive outplacement services.

The table below sets forth the estimated benefits each of our named executive officers would receive under these provisions if the termination occurred on December 31, 2012.

Executive	Cash ($)	Prorated Bonus ($)	Accelerated Vesting of Stock Options ($) (1)	Accelerated Vesting of RSUs ($) (1)	Accelerated Vesting of PSUs ($) (1)	Welfare Benefits ($)	Out- placement ($)	Reduction in Payment under Excise Tax Treatment ($) (2)	Total ($)
Craig Rogerson	6,450,000	1,023,493	2,714,318	4,872,579	1,555,105	26,610	25,000	-	16,667,105
Stephen Forsyth	1,774,800	347,892	650,909	1,133,711	336,950	19,677	20,000	(433,588)	3,850,351
Chet Cross	1,485,018	275,090	452,154	829,586	267,833	12,744	20,000	(237,336)	3,105,089
Billie Flaherty	1,292,320	230,700	408,024	741,846	245,362	12,744	20,000	-	2,950,996
Alan Swiech	1,151,280	205,522	343,197	638,140	219,446	5,776	20,000	(343,793)	2,239,568

(1)	Assume a closing price of Chemtura common stock of $21.26 per share -- the closing price on December 31, 2012.

38 | Chemtura Corporation	2013 Proxy Statement

(2)	The amounts reported in this column reflect the reduction in payment to each executive as provided for in the Employment Agreement Amendments entered into with each of our named executive officers on March 9, 2011. Giving effect to these amendments, Chemtura may reduce any such parachute payments that would cause the executive to incur an excise tax if such reduced amount would provide a greater benefit to the executive than an unreduced payment that would be subject to an excise tax.

Termination by the Company for Cause or by the Executive without Good Reason. No additional benefits are payable if a named executive’s employment is terminated by Chemtura for Cause or by the executive without Good Reason.

Change in Control of Chemtura without Termination. No additional benefits are payable to our named executive officers solely upon a Change in Control of Chemtura, absent termination of employment.

Death or Disability. No additional benefits are payable to our named executive officers upon termination for death or disability. However, under the MIP as in effect for 2012 and 2013, if death or disability occurs following the end of the calendar year but prior to payment, the MIP award will be considered accrued and payable notwithstanding the executive’s death or disability.

Retirement. No additional benefits are payable to our named executive officers solely upon a voluntary retirement. However, under the MIP as in effect for 2012 and 2013, if retirement occurs following the end of the calendar year but prior to payment, the MIP award will be considered accrued and payable notwithstanding the executive’s termination of employment.

Executive and Key Employee Severance Plan

The Chemtura Corporation Executive and Key Employee Severance Plan, as amended and restated as of January 1, 2012 (the “Executive Severance Plan”) was approved by the Committee on December 7, 2011 and provides for severance benefits in the event of certain terminations within 24 months following a change in control. All persons designated as executive officers by the Board, and certain other persons designated as key employees are eligible to participate upon execution of an acknowledgement and agreement form containing certain confidentiality, assignment of work product, non-competition and non-solicitation covenants and other provisions specified by Chemtura.

The Executive Severance Plan was amended and restated to limit application of that plan to circumstances involving a change in control, to reduce severance benefits payable under that plan, and to make other administrative changes. As so modified, following an involuntary termination without cause by Chemtura or by the participant for good reason, in either case within 24 months following a change in control, the participant will receive (a) a lump sum severance payment equal to the sum of his or her base salary and average annual bonus over the past three years, (b) a pro-rated bonus for the current year based on that three year average, (c) welfare benefits at the active employee rate for up to one year (or until eligible under another employer’s plan), and (d) outplacement services up to $15,000.

The Executive Severance Plan does not affect severance provisions of individual employment contracts to which a participant is a party, and severance payable under that plan will be offset by payments under such contracts. As described above under Employment Agreements on page 36, each of the named executive officers is party to an Employment Agreement providing for greater severance benefits in the event of a termination following a change in control than is provided by the Executive Severance Plan. Accordingly, the Executive Severance Plan would not currently influence the severance benefits they may receive. However, under certain circumstances, including a situation where the named executive officer no longer had in place an effective Employment Agreement, their benefits on termination may also be governed by the Executive Severance Plan.

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Stock Ownership Information

The information presented below regarding beneficial ownership of Chemtura’s common stock is presented in accordance with the rules of the SEC. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power within 60 days through the exercise of any stock option or other right.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial owners of more than 5% of Chemtura’s outstanding common stock as of March 1, 2013:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class	Notes
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,508,655	5.60%	As reported on Schedule 13G filed with the SEC on February 8, 2013. According to the Schedule 13G, BlackRock Inc. has sole voting and dispositive power over these shares.

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,779,212	5.88%	As reported on Schedule 13G filed with the SEC on February 13, 2013. According to the Schedule 13G, Vanguard has sole voting power with respect to 141,971 shares, sole dispositive power with respect to 5,641,341 shares and shared dispositive power with respect to 137,871 shares.

Security Ownership of Management

The following table sets forth information as of March 1, 2013 concerning shares of common stock beneficially owned by each director and named executive officer and by all directors and executive officers as a group. For this purpose, deferred shares deliverable under deferral programs, RSUs vesting, and options exercisable within 60 days of March 1, 2013 are considered beneficially owned. Information is also presented including deferred shares deliverable more than 60 days after March 1, 2013.

Name	Shares owned on March 1, 2013 (1)	Deferred shares deliverable within 60 days (2)	RSUs vesting within 60 days (3)	Options exercisable within 60 days (4)	Total beneficial ownership	Percent of outstanding shares	Deferred shares deliverable after 60 days (5)	Total ownership including deferred shares
Jeffrey Benjamin (6)	83,495				83,495	< 1%		83,495
Timothy Bernlohr	38,495				38,495	< 1%		38,495
Anna Catalano	21,207		6,319		27,526	< 1%		27,526
Alan Cooper (7)	280,000	28,495			308,495	< 1%		308,495
Chet Cross	39,151		10,772	96,482	146,405	< 1%		146,405
James Crownover	37,704	4,753			42,457	< 1%		42,457
Robert Dover	23,922				23,922	< 1%		23,922
Billie Flaherty	35,723		8,879	93,232	137,834	< 1%		137,834
Stephen Forsyth	96,482		15,649	164,274	276,405	< 1%		276,405
Jonathan Foster	5,614	12,639			18,253	< 1%	10,242	28,495
Craig Rogerson	231,001		61,759	659,062	951,822	< 1%		951,822
Alan Swiech	29,080		7,278	77,554	113,912	< 1%		113,912
John Wulff	24,390	5,852		-	30,242	< 1%	18,253	48,495
All directors and executive officers as a group (15 persons)	959,279	51,739	114,535	1,127,349	2,252,902	2.28%	28,495	2,281,397

40 | Chemtura Corporation	2013 Proxy Statement

(1)	Represents shares beneficially owned on March 1, 2013, excluding shares deliverable under deferral programs, shares receivable upon vesting of RSUs and shares which may be acquired through exercise of stock options, in each case within 60 days of March 1, 2013.

(2)	Represents shares of common stock that have been deferred under Chemtura’s non-employee directors deferral programs and may become deliverable within 60 days of March 1, 2013. Shares deferred by Messrs. Cooper, Crownover and Foster are in each case deliverable upon their separation from service. These deferred shares have no voting rights and are not subject to forfeiture. For additional information, refer to Directors Deferral Plan on page 14.

(3)	Represents restricted stock units that will vest within 60 days of March 1, 2013.

(4)	Represents options that were exercisable on March 1, 2013 and options that become exercisable within 60 days of March 1, 2013.

(5)	Represents shares of common stock that have been deferred under Chemtura’s non-employee directors deferral programs and may become deliverable more than 60 days after March 1, 2013. Includes 5,852 shares which have been deferred by Mr. Foster to January 1, 2015, 4,390 shares deferred by Mr. Foster to January 1, 2016, and 18,253 shares deferred by Mr. Wulff to one year after separation from service. These deferred shares have no voting rights and are not subject to forfeiture. For additional information, refer to Directors Deferral Plan on page 14.

(6)	Includes 55,000 shares held by trusts for the benefit of family members of Mr. Benjamin. Beneficial ownership of these shares is disclaimed by Mr. Benjamin.

(7)	Includes 250,000 shares owned by certain investment funds and managed investment accounts for which Jet Capital Management, L.L.C. and/or Jet Capital Investors, L.P. serve as investment manager or general partner. Also includes 30,000 shares owned by Jet Capital G.P., L.L.C., a limited liability company. Mr. Cooper is, respectively, a managing director, a general partner, and a managing member of these entities. Mr. Cooper disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest.

Equity Compensation Plan Information

The following table provides information about shares of Chemtura’s common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities for future issuance under equity compensation plans (excluding securities reflected in second column)
Equity compensation plans approved by the Bankruptcy Court, including the LTIP	3.1 million	$15.79	5.3 million

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, our directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of our stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2012.

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Audit Committee

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of Chemtura for the year ended December 31, 2012 (the “Audited Financial Statements”), management’s assessment of the effectiveness of Chemtura’s internal control over financial reporting, and the independent auditors’ evaluation of Chemtura’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, which reports directly to the Audit Committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee has discussed with KPMG LLP its independence from Chemtura, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence. The Audit Committee also has discussed with management of Chemtura and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether rendering of non-audit services by KPMG LLP to Chemtura is compatible with maintaining the independence of KPMG LLP from Chemtura.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in Chemtura’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee of the Board of Directors

John K. Wulff (Chair)
Jeffery D. Benjamin
Timothy J. Bernlohr
Alan S. Cooper

Robert A. Dover

Independent Registered Public Accounting Firm Fees for 2012 and 2011

Our independent registered public accounting firm for the calendar years ended December 31, 2012 and December 31, 2011 was KPMG LLP (“KPMG”). The aggregate fees billed by KPMG in 2012 and 2011 were as follows:

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Amount Billed
		2011	2012
	Description of Professional Services	($)	($)
Audit Fees	Audit fees consist of fees associated with the annual integrated audit of our consolidated financial statements and internal control over financial reporting included in our Form 10-K, the reviews of our quarterly consolidated financial statements included in our Forms 10-Q and statutory audits required in certain foreign jurisdictions and services that generally only its independent registered public accounting firm reasonably can provide, such as comfort letters, consents and assistance with and review of documents filed with the SEC. In 2012, audit fees also included fees related to a carve-out audit.	$4.1 million	$3.2 million
Audit-Related Fees	In 2012 and in 2011, there were no audit-related services provided.	—	—
Tax Fees	Tax fees consist of fees related to federal, state and local tax compliance, tax advice concerning acquisitions, divestitures and other transactions, as well as domestic and international tax planning. In 2012, tax fees consisted primarily of tax consulting and preparation of various tax returns. In 2011, tax fees consisted primarily of federal, state and local tax advice concerning Chemtura’s Chapter 11 proceedings and related emergence as well as tax compliance in certain foreign jurisdictions.	$1.1 million	0.3 million
All Other Fees	In 2012 there were no ‘other fees’ incurred. In 2011, a de minimis amount was incurred in relation to a finance benchmarking project.	—	—
Total Fees		$5.2 million	$3.5 million

The Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with KPMG’s independence and determined that KPMG’s independence is not compromised by providing such services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with the Audit Committee’s charter, all services provided by KPMG must be approved by the Audit Committee. The Audit Committee has adopted a policy to annually pre-approve audit and permissible non-audit services provided by KPMG. This was done in 2012 based upon the audit and permissible non-audit services anticipated to be required for the year. Additional unforeseen or unexpected audit or permissible non-audit services to be performed by KPMG must be approved by the Audit Committee. However, the Audit Committee has delegated to its chair (and to such other members of the Audit Committee as the chair may designate) authority to review and, if appropriate, approve in advance any request for KPMG to provide additional audit or permissible non-audit services up to $100,000. Any such approval of additional services will be presented to the full Audit Committee for informational purposes at its next regularly held meeting. All audit and permissible non-audit services performed by KPMG during fiscal years 2012 and 2011 were approved by the Audit Committee in accordance with the established policies.

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Advisory Resolution to Approve Executive Compensation	(Item No. 2)

SEC rules enable our shareholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. These rules also enable our shareholders to indicate how frequently we should seek an advisory resolution to approve the compensation of our named executive officers. At the Annual Meeting held on May 10, 2011, our Board of Directors recommended, and the shareholders approved, a proposal that we seek an annual advisory vote on executive compensation. Accordingly, shareholders may approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described above in the Compensation Committee Report on pages 17 to 30, the Compensation Committee (the “Committee”) has established a compensation program for our named executive officers going forward. We believe that this program is reasonable and appropriate based upon the factors noted in the Committee's report, considering in particular:

•	financial and strategic achievements of the Company during the past fiscal year;

•	performance on various metrics underlying our incentive programs, and other metrics we focus on in evaluating Company achievements;

•	total returns realized by shareholders since emergence and over the past fiscal year; and

•	adherence to core principles established by the Committee, including pay-for performance, alignment of executive incentives with shareholder interests, market competitiveness and discouragement of excessive risk taking.

Shareholders are referred to the more detailed information set out in the Compensation Committee Report, including the Executive Summary commencing on page 18 for a description of these considerations.

For these reasons we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that Chemtura Corporation’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Chemtura Corporation’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Chemtura, our Board of Directors or the Committee. Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider such shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote for this proposal.

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Amendment of Certificate of Incorporation to Implement	(Item No. 3)
a Majority Vote Standard in Uncontested Elections of Directors

Our Board has voted unanimously to approve, and to recommend to our shareholders that they approve, an amendment to our Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") to implement a majority vote standard in uncontested elections of directors, effective at the 2014 Annual Meeting of Shareholders.

Current Plurality Voting Standard. Our Certificate of Incorporation currently provides that our directors are elected by a plurality of the votes cast in the election of directors. Under this plurality vote standard, the director nominees who receive the highest number of affirmative votes cast are elected as directors. Accordingly, a director may be elected without receiving a majority of votes cast “For” his or her election and even if the number of “Withheld” votes exceeds the number of “For” votes.

Rationale for Implementation of Majority Voting Standard. As a part of the ongoing review of our corporate governance practices, our Board determined that it is in the best interest of Chemtura and our shareholders to implement a majority vote standard in uncontested director elections. The Board concluded that the adoption of a majority vote standard will reinforce the Board’s accountability to our shareholders, by requiring that a nominee must obtain more “For” than “Against” votes in order to be elected.

The Board believes, however, that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the Board than the number of authorized Board seats. Accordingly and as is customary, we will retain plurality voting in contested elections.

Proposed Implementation of Majority Vote Standard. The implementation of the majority vote standard requires an amendment to our Certificate of Incorporation. This amendment consists of deleting Section 2 of Article SIX of the Certificate of Incorporation, which refers to plurality voting and substituting alternative language which provides that directors shall be elected in the manner provided for in our By-Laws. The text of the revised Article SIX marked with the proposed deletion, is attached as Appendix C to this proxy statement. If approved by our shareholders, this amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which is expected to occur promptly following the Annual Meeting).

If the amendment to our Certificate of Incorporation is approved at the Annual Meeting, we will amend our By-laws to provide for a majority vote standard in uncontested director elections. As noted above, a plurality vote standard will continue to apply in the event of a contested director election.

Additionally, because Chemtura is incorporated in Delaware, our Board will also amend our Corporate Governance Guidelines to add a director resignation policy consistent with the majority vote standard. Under the Delaware General Corporation Law, even if an incumbent director does not receive the vote required for re-election, that director will continue to serve as a “holdover director” until a successor is elected and qualified. The amended Corporate Governance Guidelines will require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive more votes cast “For” than “Against” their election, our Nominating & Governance Committee will recommend to the Board that it accept the nominee’s contingent resignation, unless it determines that acceptance of the resignation would not be in Chemtura’s best interests.

If our shareholders do not approve the amendment of our Certificate of Incorporation to implement a majority vote standard in uncontested director elections, the corresponding amendments to our By-laws and Corporate Governance Guidelines discussed above will not be implemented and directors will continue to be elected by plurality voting.

The Board of Directors unanimously recommends a vote for this proposal.

Chemtura Corporation	2013 Proxy Statement | 45

Ratification of Selection of	(Item No. 4)
Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for 2013. KPMG LLP served in this capacity in 2012. As a matter of good corporate governance, the Audit Committee submits its selection of our independent registered public accounting firm to our shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2013 if it determines that such a change would be in the best interests of the Company and our shareholders.

For additional information concerning the Audit Committee and its activities with KPMG LLP, see Audit Committee on page 42. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote for this proposal.

46 | Chemtura Corporation	2013 Proxy Statement

Other Matters

Shareholder Proposals for Inclusion in Chemtura’s 2014 Proxy Statement

In order to be considered for inclusion in our 2014 proxy statement, shareholder proposals must comply with the SEC’s Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials and must be submitted in writing to: Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, Attention: Corporate Secretary. Proposals must be received on or prior to Thursday, December 5, 2013.

Shareholder Proposals not Included in Proxy Statement

Our By-Laws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2014 Annual Meeting (other than a shareholder proposal submitted for inclusion in our 2013 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above between Thursday, January 9, 2014 and the close of business on Saturday, February 8, 2014. Proposals should include the information set forth in our By-Laws, which are posted on our website at www.chemtura.com.

Nominations for Individuals to Serve as Director

The Nominating & Governance Committee will consider qualified candidates recommended by shareholders for Board membership in accordance with the procedure set forth in Chemtura’s By-Laws. For a nomination to be properly made by any shareholder and be considered for recommendation by the Board to the shareholders and included in our proxy statement for an annual meeting, written notice of such shareholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of Chemtura (and must be received by the Secretary) between Thursday, January 9, 2014 and Saturday, February 8, 2014. However, if the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by Chemtura naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the secretary at the principal executive offices of Chemtura not later than the close of business on the tenth day following the day on which such public announcement is first made by Chemtura. Shareholders should refer to Chemtura’s By-Laws for a complete description of requirements for such notice. Such notice should set forth all of the information required by Article II, Section 11 of our By-Laws. The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.

Chemtura Corporation	2013 Proxy Statement | 47

Consolidated EBITDA	Appendix A

Consolidated EBITDA is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). While we believe that this measure is useful in evaluating our performance for purposes of determining annual cash incentives under our management incentive plan, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly-titled financial measures used by other companies and does not provide a comparable view of our performance relative to other companies in similar industries.

As used in Chemtura’s management incentive plan, Consolidated EBITDA is normally the same as Adjusted EBITDA from continuing operations (a non-GAAP performance measure that Chemtura discloses in its financial reports and earnings press releases), except that in 2012 it includes the Adjusted EBITDA of discontinued operations and the add back of certain professional fees. For purposes of determining 2012 management incentive plan awards, the Compensation Committee concluded to modify the definition of Consolidated EBITDA to include the Consolidated EBITDA of the Antioxidant business (which was included in the Consolidated EBITDA target set at the start of 2012) and to exclude certain non-recurring professional fees incurred by Chemtura in connection with the divestiture of the Antioxidant business that was not consummated prior to the end of calendar 2012. The Committee believed that these professional fees were unplanned at the time the Consolidated EBITDA metric was set, and their inclusion would have understated the attainment of the Consolidated EBITDA performance metric.

The Table below shows for 2012, 2011 and 2010 a computation and reconciliation from Earnings (loss) from continuing operations to Consolidated EBITDA from continuing operations (the same as reported Adjusted EBITDA), and the further computation and reconciliation to arrive at Consolidated EBITDA.

(In millions $)	2012	2011	2010
Continuing operations
Earnings (loss) from Continuing Operations	134	94	(587)
Plus: Income tax expense	28	20	19
Plus: Reorganization items, net	5	19	303
Less: Other (income) expense, net	(21)	-	6
Plus: Loss on early extinguishment of debt	1	-	88
Plus: Interest Expense	64	63	191
Operating Income from Continuing Operations	211	196	20
Plus: Changes in estimates related to expected allowable claims	1	3	35
Plus: Impairment charges	-	4	57
Plus: Gain on sale of business	-	(27)	(2)
Plus: Operational facility closures, severance and related costs	12	3	1
Plus: Depreciation and amortization	120	123	158
Plus: Non-cash stock-based compensation	23	25	8
Plus: Loss on disposal of assets	-	1	2
Plus: UK pension benefit matter	-	8	-
Plus: Other non-recurring adjustments	-	-	6
Consolidated EBITDA from Continuing Operations (also Adjusted EBITDA)	367	336	285

Discontinued operations - Antioxidant business
Less: (Loss) earnings from discontinued operations, net of tax	(34)	26	15
Less: Income tax (benefit) expense	(11)	5	3
Plus: Other expense, net	2	-	-
Plus: Impairment charges	47	-	-
Plus: Operational facility closures, severance and related costs	16	-	-
Plus: Depreciation and amortization	19	17	17
Plus: Non-cash stock-based compensation	1	1	-

Adjustment to definition of Consolidated EBITDA
Plus: Non-recurring professional fees	4	-	-
Consolidated EBITDA	411	385	320

A-1| Chemtura Corporation	2013 Proxy Statement

Consolidated Operating Income	Appendix B

Consolidated Operating Income, as used in this proxy statement and (commencing in 2013) Chemtura’s management incentive plan, is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). While we believe that this measure is useful in evaluating our performance and for purposes of determining annual cash incentives under our management incentive plan, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly-titled financial measures used by other companies and does not provide a comparable view of our performance relative to other companies in similar industries.

As used in this proxy statement and Chemtura’s management incentive plan, Consolidated Operating Income is derived from Operating Income as disclosed in Chemtura’s reports and earnings press releases, and adjusted to exclude certain expenses, gains and losses that may not be indicative of the performance of our core operations.

The Table below shows for 2012, 2011 and 2010 the adjustments made to Operating Income from Continuing Operations in calculating Consolidated Operating Income.

(In millions $)	2012	2011	2010
Operating Income from Continuing Operations	211	196	20
Plus: Changes in estimates related to expected allowable claims	1	3	35
Plus: Impairment charges	-	4	57
Plus: Gain on sale of business	-	(27)	(2)
Plus: Operational facility closures, severance and related costs	12	3	1
Plus: Accelerated depreciation of property, plant and equipment	-	2	30
Plus: Loss on disposal of assets	-	1	2
Plus: UK pension benefit matter	-	8	-
Plus: Other non-recurring adjustments	-	-	6
Consolidated Operating Income	224	190	149

Chemtura Corporation	2013 Proxy Statement | B-1

Proposed Amendment to Amended and Restated	Appendix C
Certificate of Incorporation of Chemtura Corporation

Section 2.          Election and Term of Office. The directors shall be elected ~~by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors~~ in the manner provided for in the by-laws of the Corporation. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this ARTICLE SIX. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

C-1| Chemtura Corporation	2013 Proxy Statement

[Intentionally Left Blank]

Corporate Headquarters
1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103

Operational Headquarters
199 Benson Road
Middlebury, Connecticut 06749

CHEMTURA CORPORATION. 199 BENSON ROAD MIDDLEBURY, CT 06749

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01 Jeffrey D. Benjamin	02 Timothy J. Bernlohr	03 Anna C. Catalano	04 Alan S. Cooper	05 James W. Crownover
06 Robert A. Dover	07 Jonathan F. Foster	08 Craig A. Rogerson	09 John K. Wulff

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3 and 4::
2. Advisory resolution to approve executive compensation.	☐	☐	☐

3. Amendment to certificate of incorporation to implement a majority vote standard in uncontested elections of directors	☐	☐	☐

4. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

CHEMTURA CORPORATION

Annual Meeting of Shareholders

May 9, 2013 8:30 AM EDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Timothy J. Bernlohr and Jeffrey D. Benjamin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHEMTURA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 8:30 AM, EDT on May 9, 2013, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side